UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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BERRY CORPORATION (bry)
(Name of Registrant as Specified In Its Charter)
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bry
BERRY CORPORATION

2025 Proxy Statement

and Notice of Annual Meeting

bry

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF BERRY CORPORATION (BRY)
TO BE HELD ON MAY 20, 2025

To the Valued Stockholders of Berry Corporation (bry):
The 2025 Annual Meeting of Stockholders (including any postponement or adjournment thereof, the “Annual Meeting”) of Berry Corporation (bry) (NASDAQ: BRY) (the “Company”) will be held in a virtual meeting format only on May 20, 2025 at 10:00 A.M. ET via the Internet at www.virtualshareholdermeeting.com/BRY2025 with registration and log-in beginning at 9:45 A.M. ET on that date. You will not be able to attend the Annual Meeting in person. Stockholders attending the meeting virtually will have the ability to fully participate in the Annual Meeting, including the ability to ask questions and vote during the meeting.

The Annual Meeting is being held for the following purposes:
1.To elect the six director nominees named in the accompanying proxy statement for the Annual Meeting (the “Proxy Statement”) to serve until the 2026 Annual Meeting of Stockholders or until the earlier of each such director's death, resignation, retirement, disqualification or removal;
2.To approve a non-binding resolution regarding the compensation of our Named Executive Officers for 2024 (known as a “Say-on-Pay proposal); and
3.To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.
These proposals are further described in the accompanying Proxy Statement, which is being provided to you by the Company's Board of Directors (the “Board”) in connection with the Company's solicitation of proxies to be voted during the Annual Meeting. We will also transact such other business, and consider and take action, as appropriate, on such other matters that may properly come before the Annual Meeting.
The Board fixed the close of business on March 24, 2025, as the Record Date for determining the stockholders that have the right to receive notice of, attend, participate, and vote during the Annual Meeting. Please be sure to follow the instructions found in your proxy materials to register as a stockholder. Participants who are registered as stockholders and attending the meeting virtually will have the ability to fully participate in the Annual Meeting, including the ability to ask questions and vote during the meeting, from any remote location that has Internet connectivity.
Your vote is important to us. Regardless of whether you plan to attend the Annual Meeting, we hope you vote as soon as possible. You may vote your shares online (www.proxyvote.com) or by telephone (1-800-690-6903) in advance of the meeting; your vote must be submitted by 11:59 P.M. ET on May 19, 2025. You may also vote by mailing your proxy card in the pre-addressed envelope you will receive if you request printed proxy materials. Additionally, you may vote during the Annual Meeting virtually at www.virtualshareholdermeeting.com/BRY2025, even if you previously submitted your vote and wish to change it. If your shares are held in a bank or brokerage account, please refer to the proxy materials provided by your bank or broker for voting instructions. Please see the Proxy Statement for additional instructions on how to vote and attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF BERRY CORPORATION (BRY) TO BE HELD ON MAY 20, 2025

The Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, proxy card and our 2024 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024) have been made available free of charge on our website at www.bry.com and www.proxyvote.com. Stockholders are being notified of the availability of these materials via the Company's delivery of a Notice of Annual Meeting of Stockholders commencing on or about April 7, 2025.
On behalf of the Company and the Board, thank you for your continued support.
By Order of the Board,

Jordan D. Scott
Vice President, General Counsel and Corporate Secretary
April 7, 2025

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BERRY CORPORATION (bry)
16000 N. Dallas Pkwy. Suite 500
Dallas, Texas 75248

PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Berry Corporation (bry), a Delaware corporation (NASDAQ: BRY), in connection with the solicitation of proxies for our 2025 Annual Meeting of Stockholders (including any postponement or adjournment thereof, the “Annual Meeting”), to be held in a virtual meeting format only on May 20, 2025 at 10:00 A.M. ET via the Internet at www.virtualshareholdermeeting.com/BRY2025 with registration and log-in beginning at 9:45 A.M. ET that day. You will not be able to attend the Annual Meeting in person. The Annual Meeting is being held for the purposes summarized in the accompanying Notice of Annual Meeting of Stockholders and explained in this Proxy Statement.
The Board fixed the close of business on March 24, 2025, as the record date for determining the stockholders that have the right to receive notice of, attend, participate, and vote during the Annual Meeting (the “Record Date”). Please be sure to follow the instructions found in your proxy materials to register as a stockholder. If your shares are held in a bank or brokerage account, please refer to the proxy materials provided by your bank or broker for voting instructions. Participants who are registered as stockholders and attending the meeting virtually will have the ability to fully participate in the Annual Meeting, including the ability to ask questions and vote during the meeting, from any remote location that has Internet connectivity.
The Notice of Annual Meeting of Stockholders, this Proxy Statement, a proxy card and our 2024 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024) (collectively, the “Proxy Materials”) have been made available free of charge on our website at www.bry.com and www.proxyvote.com. Stockholders are being notified of the availability of these materials via the Company's delivery of a Notice of Annual Meeting of Stockholders commencing on or about April 7, 2025.
We are using a U.S. Securities and Exchange Commission (“SEC”) rule that allows us to use the Internet as the primary means of furnishing the Proxy Materials to stockholders. You may follow the instructions in this Proxy Statement to elect to receive future Proxy Materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of electronic Proxy Materials to help reduce the environmental impact, as well as the costs, of our annual stockholders meeting.

PROXY HIGHLIGHTS
Berry Corp. refers to Berry Corporation (bry), a Delaware corporation, which is the sole member of each of its Delaware limited liability company subsidiaries: (1) Berry Petroleum Company, LLC (“Berry LLC”), which owns Macpherson Energy, LLC (“Macpherson Energy”) and its subsidiaries; (2) CJ Berry Well Services Management, LLC (“C&J Management”); and (3) C&J Well Services, LLC (“C&J”, together with C&J Management, “CJWS”). As the context may require, the “Company,” “we,” “our” or similar words in this report refer to Berry Corp., together with its subsidiaries, Berry LLC, C&J Management, and C&J. As the context may require, the “Company,” “we,” “our” or similar words in this report refer to Berry Corp., together with its subsidiaries, Berry LLC, C&J Management, and C&J.
You have received these Proxy Materials because the Board is soliciting your proxy to vote your shares during the 2025 Annual Meeting. This Proxy Statement includes information that Berry is required to provide you under the SEC rules and is designed to assist you in voting your shares.
The following is a summary of certain information that is detailed elsewhere in this Proxy Statement; please note that this summary does not contain all the information you should consider in voting your shares. For additional information about the highlights provided here, please see the following sections of this Proxy Statement:
•“About the Annual Meeting” for additional information about the Annual Meeting, including how to vote, and the Proxy Materials;
•“About Berry” for additional information about our business;
•“Corporate Governance” for additional information about our corporate governance program; and
•“Sustainability” for additional information about our goals, commitments and practices with respect to important environmental, social responsibility and governance matters, including how we manage related risks and seek to maximize related opportunities.
We urge you to read this Proxy Statement in its entirety, together with our 2024 Annual Report to Stockholders, which has been provided to you as part of these Proxy Materials, prior to voting.
Annual Meeting Information

2025 Annual Meeting of Stockholders

Date & Time:	Tuesday, May 20, 2025 at 10:00 A.M. ET
Location:	Virtually via the Internet at www.virtualshareholdermeeting.com/BRY2025 (log-in begins at 9:45 A.M. ET)
Record Date:	March 24, 2025
The Annual Meeting will be held in a virtual meeting format only on May 20, 2025 at 10:00 A.M. ET via the Internet at www.virtualshareholdermeeting.com/BRY2025. You will not be able to attend the Annual Meeting in person.
Stockholders attending the meeting virtually will have the ability to fully participate in the Annual Meeting, including the ability to ask questions and vote during the meeting, from any remote location that has Internet connectivity. The virtual meeting platform is fully supported across most internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient Internet connection. Online access will open at 9:45 A.M. ET, 15 minutes prior to the start of the Annual Meeting, to allow time for you to log in and test your system and internet connectivity. We will offer live technical support for all stockholders attending the meeting. If you should encounter any difficulties accessing or logging into the meeting, please call the technical support number that will be provided in the virtual meeting log-in page.
Stockholders have multiple opportunities to submit questions for the Annual Meeting, including live during the Annual Meeting. To the extent questions received by stockholders in connection with the Annual Meeting are material to investors generally, we will publish them and their respective answers following the meeting. Because we believe, and our track record shows, that the virtual meeting format makes attendance and participation at these meetings more accessible to our stockholders, we currently intend to continue using the virtual only meeting format at our 2026 annual meeting and thereafter, assuming normal circumstances.
Voting Information
The following table summarizes the items that will be brought for a vote of our stockholders at the Annual Meeting, along with the recommendation of our Board as to how stockholders should vote on each item:

Proposals		Required Vote	The Board's Recommendation

1	Elect the six director nominees named in the Proxy Materials, each to serve a one-year term: •Fernando Araujo •Matthew Bob •Renée Hornbaker •Anne Mariucci •Rajath Shourie •James Trimble	Plurality of Votes Cast For Each Nominee	Vote FOR ALL
2	Approve a non-binding “Say on Pay” resolution regarding the compensation of Named Executive Officers for 2024	Majority of Votes Cast on the Matter	Vote FOR
3	Ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025	Majority of Votes Cast on the Matter	Vote FOR
Your vote is important. On or around April 7, 2025, we will begin delivering a Notice of Internet Availability of Proxy Materials and/or Proxy Materials to all Berry stockholders of record at the close of business on March 24, 2025, which is the Record Date set by the Board for the Annual Meeting. As a stockholder, you are entitled to one vote for each share of common stock you held on the Record Date. If your shares are held in a bank or brokerage account, please refer to the Proxy Materials provided by your bank or broker for voting instructions.

You can vote in any of the following ways:

How to Vote

: Online	www.proxyvote.com (Must vote by 11:59 P.M. ET on May 19, 2025)
) Call Toll-Free	1-800-690-6903 (Must vote by 11:59 P.M. ET on May 19, 2025)
* By Mail	Follow the instructions on your proxy card we have provided you
8 During the Annual Meeting (Virtually)	Stockholders attending the Annual Meeting virtually may vote by going to www.virtualshareholdermeeting.com/BRY2025
2024 Highlights
We are a value-driven western United States independent upstream energy company with a focus on onshore, low geologic risk, low decline, long-lived oil and gas reserves. Our 2024 financial and operating results highlight the strength of our business plan, which is focused on generating sustainable free cash flow with high rate of return projects, while improving capital efficiency and our cost structure. Highlights of our 2024 financial and operational results include:

•Delivered results better than the midpoint of guidance on production, operational expenses, G&A and capital expenditures
•Reported net income of $19 million, or $0.25 per diluted share and Adjusted Net Income(1) of $52 million, or $0.68 per diluted share. For 2023, net income was $37 million, or $0.48 per diluted share and Adjusted Net Income(1) was $39 million, or $0.51 per diluted share.
•Generated operating cash flow of $210 million, Adjusted EBITDA(1) of $292 million and Free Cash Flow(1) of $108 million. For 2023, operating cash flow was $199 million, Adjusted EBITDA(1) was $268 million, and Free Cash Flow(1) was $126 million.
•Produced 25.4 MBoe/d (93% oil), in upper end of guidance and even to prior year
•Reduced LOE (net of hedges) by 12% year-over-year; lowered G&A compared to 2023 including 6% reduction in Adjusted G&A(1)
•Reduced methane emissions by over 80%, with execution completed ahead of plan
•Finalized year-end proved reserves of 107 MMBoe, up 4% over prior year, with a reserve replacement ratio of 147%(1)(2) and an SEC PV-10 value of $2.3 billion(1)(2)
__________
(1)    Please see “Non-GAAP Financial Measures and Reconciliations” in this Proxy Statement or on our website for the definitions of these non-GAAP financial measures, reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP and more information.
(2)    In accordance with SEC regulations, reserves were estimated using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, excluding escalations based upon future conditions. The average price used to estimate reserves is held constant over the life of the reserves.

Berry delivered these returns while maintaining production levels year-over-year, and by applying the right technology and reservoir management practices and increasing workover and sidetrack activity to access more of the oil resources in its assets. Additionally, our executive leadership team was sharply focused on optimizing our cost structure and capital allocation to drive even greater cash flow generation. We implemented cost reduction initiatives across the Company and identified additional opportunities for driving operational efficiency and savings, which we achieved while maintaining high operational standards, specifically including our health, safety and environmental commitments. We closed the year with a refinancing to strengthen our balance sheet and entered 2025 with a disciplined plan designed to ensure capital for development and create value for shareholders.
Our ongoing success is due to the hard work and commitment of our talented people, our proven leadership team, and an engaged Board of Directors. As further discussed below, as part of our ongoing board refreshment efforts, we added two new independent board members in 2024 with deep technical, transactional and strategic leadership industry experience. Our governance practices, summarized in this Proxy Statement, support the Company’s strategy to create long-term shareholder value.
We are excited for 2025. We believe we are uniquely positioned to deliver great results from our conventional oil and gas assets, which also provide a catalyst for future growth. We have the roadmap and the options to enhance our cash flows and sustain production, while simultaneously expanding our inventory and strengthening our balance sheet. Our team has an established track record of delivering on key objectives through cycles and regulatory challenges, and we have a compelling pipeline of value enhancing opportunities.
Additional information about our business can be found in the “About Berry” section of this Proxy Statement as well as in our 2024 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024), a copy of which was provided to our stockholders with these Proxy Materials.
Corporate Governance Highlights
2019 marked our first full year as a public company, and since that time we have consistently demonstrated our commitment to continuous improvement and best practices. We have adopted corporate policies and practices, including those highlighted in this Proxy Statement, that are designed to promote the effective functioning of our Company to maximize long-term stockholder value and manage our Company with integrity and in the best interest of our stockholders and other key stakeholders. The Board has committed to routinely, and at least annually, review our corporate governance program (specifically including but not limited to standing corporate policies, procedures, and practices), as well as our charter, bylaws, and Board and committee composition, functions and responsibilities. In doing so, the Board carefully considers, among other matters, all areas of our governance structure that impact stockholder interests and may seek to engage with our stockholders and other key stakeholders to understand their views on important governance matters. For example, in 2025, we adopted a Corporate Transactions Policy governing the Company’s trading in its own securities and updated certain of our corporate governance policies and committee charters to reflect evolving best practices and recent legal developments.
During 2024, we made several changes to our Board and executive leadership team as part of orderly succession planning that began in late 2022. Entering 2023, we implemented a leadership succession in connection with a sharpened focus on reducing our cost structure, realigning the organization to be optimally positioned to capitalize on available opportunities, and maximizing shareholder value. This included former Board Chair, Chief Executive Officer and President, Arthur “Trem” Smith, stepping down from his roles as President and Chief Executive Officer and transitioning to the position of Executive Chair for an initial term through March 1, 2024, subject to extension by the Board. In conjunction with Mr. Smith’s transition to Executive Chair, the Board appointed our then-Executive Vice President and Chief Operating Officer, Fernando Araujo, to Chief Executive Officer and the position of Chief Operating Officer was eliminated. Simultaneously with Mr. Smith’s transition from President, our then-Executive Vice President, General Counsel and Corporate Secretary, Danielle Hunter, was promoted to President. Additionally, Mr. Cary Baetz, our then-Executive Vice President and Chief Financial Officer, stepped down from his role of Executive Vice President, Chief Financial Officer and, after a short transition term as a strategic advisor, he resigned from the Company as well as from the Board effective March 3, 2023. Mike Helm, our then-Chief

Accounting Officer, was promoted to Vice President, Chief Financial Officer and continued to serve as Chief Accounting Officer.
In October 2023, the Board determined that Mr. Smith’s term as Executive Chair would expire on March 1, 2024 and that it was appropriate to appoint an independent Board Chair. In February 2024, the Board appointed a new independent director, James “Jim” M. Trimble, to the Board; he was appointed to lead the Nominating & Governance Committee and also to the Audit Committee and the Human Capital & Compensation Committee. Effective March 1, 2024, Ms. Renee Hornbaker assumed the role of Board Chair, in addition to serving as Audit Committee Chair, and Mr. Smith determined to retire from the Board effective March 8, 2024. Additionally, our CEO, Mr. Araujo, was appointed to the Board effective March 1, 2024; he is the only non-independent director on the Board. It was subsequently determined that independent director, Mr. Donald Paul, would not stand for re-election at the 2025 Annual Meeting and in October 2024, the Board appointed a new independent director, Matthew Bob, to the Board, the Human Capital & Compensation Committee and the Nominating & Governance Committee.
Additionally, in January 2025, the Board appointed Jeffrey “Jeff” Magids as Vice President, Chief Financial Officer, serving as the Company’s principal financial officer. Concurrently with the appointment of Mr. Magids, Mr. Helm transitioned from Vice President, Chief Financial Officer and Chief Accounting Officer to Vice President, Chief Accounting Officer, continuing to serve as the Company’s principal accounting officer.

Board Excellence

•Annual elections for all directors (Board is not classified).
•Director Resignation Policy that requires any director nominee who receives fewer favorable than unfavorable votes to promptly tender their resignation.
•Five of six director nominees are independent (above the NASDAQ requirement for a majority to be independent).
•Independent Board Chair (and provision for a Lead Independent Director in the Corporate Governance Guidelines if the Board Chair is not independent).
•Independent directors meet regularly in executive sessions.
•Only independent directors serve on our Audit, Human Capital and Compensation, and Nominating & Governance Committees; each member of the Audit Committee meets the heightened independence standards for audit committee members and each member of the Human Capital and Compensation Committee meets the heightened independence standards for compensation committee members under the applicable SEC and NASDAQ rules.
•Our Board’s commitment to multifaceted viewpoints is reflected in our Corporate Governance Guidelines, which includes an affirmative commitment that a wide range of candidates will be included in director searches.

•Each committee operates under a written charter that has been approved by the Board and is publicly available; among other matters, each committee has the authority to retain independent advisors.
•On an annual basis, the full Board and each committee undertakes a self-assessment of its and their performance and effectiveness; each committee also reviews its charters and the corporate governance policies, procedures and practices that are within its scope of responsibilities.
•The Board conducts an annual performance review of our executive officers and periodically reviews succession planning for the CEO and executive leadership team.
•Our Corporate Governance Guidelines discourages directors from serving on more than four public company boards (inclusive of the Company), and any director who serves as the chief executive officer of a public company from simultaneously serving on more than two public company boards (inclusive of the Company), and our Audit Committee Charter discourages members from serving on the audit committees of more than two other public company boards; provided a waiver may be granted on consideration of a number of factors, such as the impact on the director’s time and availability and expected duration of the service.
•The Board oversees the Company’s sustainability risk management efforts and strategy as part of its oversight of our corporate strategy and enterprise risk management program. Each of the Nominating & Governance, Human Capital and Compensation, and Audit Committees assists the Board in discharging its oversight of our risks and monitors our strategy, opportunities,initiatives and performance, as well as how we report on such matters.
•The Human Capital and Compensation Committee has oversight responsibility with respect to the Company’s human capital management efforts, including our employment and compensation policies, programs, processes and practices, which are designed to ensure equal employment opportunity according to applicable law in the workplace and the maintenance of a talented, multifaceted workforce.
•The Audit Committee assists the Board in exercising oversight of the Company’s cybersecurity, information security, and information technology risks.

Stockholder Rights

•Permit stockholders holding at least 25% of our outstanding voting stock to call a special meeting.	•Permit stockholders to act by written consent. •No stockholder rights plan (also known as a “poison pill”) in effect.

Long-Term Stockholder Alignment

•Meaningful stock ownership guidelines for executives and directors to align interests with stockholders.
•Insider Trading Policy prohibits employees, officers, directors, consultants and contractors from short sales, transactions in derivatives, holding our stock in margin accounts, pledging our stock as collateral or entering into hedging transactions for Company stock.
•Corporate Transactions Policy establishing rules governing the Company’s own transactions in Company stock.

•Compensation Recoupment and Clawback Policy provides for the recovery of incentive compensation in the event of a restatement of our financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws.
•No repricing of options or equity awards.
•No excessive or single-trigger cash change-in-control payments.
•Pay-for-performance culture with executive compensation pay mix primarily at-risk, and the majority performance-based, with no guaranteed or uncapped incentives.
•Incentive plans designed to motivate actions that are aligned with our short- and long-term strategic objectives, and appropriately balance the potential risks versus rewards, without motivating activities that create excessive or inappropriate risks for the Company.

Sustainability Highlights
At Berry, our foundational values are integral to our corporate culture and strategy. Together with our leadership team and each and every employee, we have established robust standards and principles to empower our continued growth and improvement into the future. All of our directors, officers, and employees must adhere to ethical business practices and fully comply with our corporate policies and procedures, in addition to all applicable laws and regulations. Our Code of Conduct (summarized in this Proxy Statement) demonstrates our commitment to, among other important matters, ethical business dealings, equal employment opportunity, environmental sustainability, non-discrimination, the freedom of employees to exercise their lawful rights of free association and collective bargaining, human rights, environment, health and safety. We have also adopted a Supplier Code of Conduct that outlines the expectations we have for the suppliers and contractors with whom we partner, in keeping with our Code of Conduct. The Supplier Code of Conduct provides the foundation for our procurement policies, guidelines and practices, as well as our ongoing evaluation of our suppliers and contractors to better ensure they are conducting business in alignment with our expectations. We do not make compromises in these areas and we expect our suppliers and contractors to always adhere to not just the letter, but the spirit and intent of these expectations and values. Additional discussion of our corporate governance program can be found in the “Corporate Governance” section of this Proxy Statement.
CORE VALUES

Our commitment to sustainability means conducting our operations ethically and responsibly in accordance with existing laws and regulations, promoting a safe and healthy workplace, supporting and engaging the communities in which we work and serve, and developing our workforce to promote our employees’ individual growth and encourage advancement in our organization. Guided by our core values, we are committed to growing and continuously improving our business, maximizing our assets and creating long-term stockholder value in keeping with the highest ethical, safety, environmental, labor and human rights standards, which we believe support a more positive future. We expect all our business partners to follow the laws and regulations where they operate, including but not limited to those regarding environmental, health and safety, employment and human rights matters, and to share our values and commitment with respect to ethics, environmental stewardship, health and safety, social responsibility and human rights issues.

Environment

We are committed to operating in a manner that maintains, protects, and preserves our natural resources.

Social

Our people and the communities where we operate are our strongest assets. Developing the best talent, promoting a safe and healthy workplace, providing an inclusive culture, and supporting local communities are critical to our success.

Governance

We have adopted corporate policies and procedures designed to maximize long-term shareholder value, reinforce Berry’s core values, and ensure that our company is managed ethically, with integrity, and in the best interest of our shareholders.

Berry’s sustainability goals, including with respect to important HSE, human capital, social responsibility and corporate governance matters, is founded in its values, strengthened by the Company’s vision, and empowered by financial discipline and operational excellence. With respect to environmental matters, Berry’s efforts are guided by three priorities: (1) minimizing any adverse environmental impact, (2) improving operational efficiency, and (3) creating long-term stockholder value. Berry seeks to use environmentally conscientious practices throughout its operations and continues to pursue opportunities for large-scale projects that reduce emissions, optimize water usage, and utilize renewable energy sources.
The majority of our operations are in California, where we conduct our business under some of the most rigorous and stringent environmental, health, safety, and climate requirements in the world. We are proud to locally produce and supply affordable and reliable energy as part of our commitment to provide a safe, healthy and prosperous future for its communities and citizens. We believe that it is important for California to reduce its reliance upon imported foreign oil that comes from countries that do not share our environmental and ethical standards, have poor human rights records, do not invest in our communities, and do not pay taxes to support the state's infrastructure and welfare, among other benefits provided by the oil and gas industry in California.
Berry also owns one of the largest upstream well servicing and abandonment services businesses in California, which operates as C&J Well Services. Our investment is this business demonstrates our commitment to be a responsible operator and reduce our greenhouse gas emissions (notably methane), including through the proactive plugging and abandonment of wells, and it is also critical to advancing our strategy to work with the State of California to reduce fugitive emissions—including methane and carbon dioxide—from idle wells. In 2024, C&J Well Services plugged more than 1,200 wells.
We believe that our culture of accountability and governance structures enable our management team to effectively execute our strategy, overseen by a highly qualified Board. We discuss how sustainability is integrated into our governance structure, strategy, and risk management processes in more detail in the “Sustainability” section of this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board has nominated the individuals listed below for election as directors at this Annual Meeting, to serve for a one-year term expected to end at our 2026 Annual Meeting, but in any event, until such person’s successor is duly elected and qualified, unless ended earlier due to such person’s death, resignation, or removal from office.

Each of the director nominees are currently serving on the Board and on the Committees indicated in the table below. Each nominee has agreed to serve another term, if elected. The Board reflects an effective mix of perspectives, skills and experience and we believe that each director nominee possesses the character and competencies that a member of the Board should possess. Accordingly, the Board recommends that you vote “FOR” each of the nominees.

Nominee	Principal Occupation	Age	Director Since	Audit Committee	Human Capital & Compensation Committee	Nominating & Governance Committee

Fernando Araujo	Chief Executive Officer	57	2024

Matthew Bob +	Managing Partner of MB Exploration, LLC, a privately held company providing E&P advisory services	68	2024		w	w

Renée Hornbaker +	Founder and Chief Executive Officer of Storey & Gates LLC, a consulting firm providing business advisory services including executive coaching and board governance training (retired as a former public company executive)	72	2021	£	w	w

Anne Mariucci +	General Partner of MFLP, a family office and investment entity (retired as a former public company executive)	67	2018	w	£	w

Rajath Shourie +	Retired Global Co-Portfolio Manager from Oaktree Capital Management	51	2022	w	w

James Trimble +	Chair of Tanda Resources LLC, a private family investment venture	76	2024	w	w	£

+	Independent	£	Chair	w	Member

Director Nominees and Board Composition
The Nominating & Governance Committee recommended, and the Board unanimously approved, the nomination of each individual listed above for election as a director at this Annual Meeting. Of the six director nominees, 83% (Mmes. Hornbaker and Mariucci, and Messrs. Bob, Shourie and Trimble) are independent under the applicable SEC and NASDAQ rules. We added two independent directors in 2024: Mr. Trimble joined the Board effective February 18, 2024 and Mr. Bob joined the Board effective October 23, 2024. Our Chief Executive Officer, Mr. Araujo, also joined the Board effective March 1, 2024.
We believe our director nominees represent an effective and diverse mix of perspectives, skills and experience.
Our Board currently consists of seven seats, with no vacancies. One of our independent directors, Mr. Donald Paul, is not standing for re-election at this year’s Annual Meeting. Accordingly, effective as of the Annual Meeting and the end of Mr. Paul’s term, the size of the Board will be reduced to six seats.
There were no nominee recommendations from any stockholder submitted in accordance with our bylaws or Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
Director Nominee Qualifications
Our Nominating & Governance Committee is responsible for leading the search for individuals qualified to serve as directors, which includes recommending to the Board the directors nominees to be presented for annual election at the annual stockholders meetings. Our Corporate Governance Guidelines (discussed under "Corporate Governance") contain qualifications that apply to director nominees recommended by our Nominating & Governance Committee. We believe that, at a minimum, our directors should be persons of integrity, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional communities, have the knowledge, skills, experience, perspectives and personal attributes that complement those of other Board members and, as a whole, have the appropriate experience and skill overseeing risks and opportunities that are of a similar nature to those that are strategically important to the Company’s business, align with the Company’s needs, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and our executive team, be available to remain on the Board long enough to make an effective contribution, and have no material relationships with competitors, customers, other stakeholders or other parties that could present realistic possibilities of conflict of interest or legal issues.
There are no arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as member of the Board. Additionally, there are no family relationships between or among any of our directors and our executive officers. Please see “Security Ownership of Certain Beneficial Owners and Management” for information regarding each director nominee's holdings of equity securities of the Company. With the exception of our former Executive Chairman’s (Mr. Smith) son being a tenured Berry employee (currently serving as Vice President, Business Development, Corporate Strategy and Marketing, reporting to our Chief Executive Officer), there are no interests or relationships amongst our directors requiring disclosure as a "related persons transaction" under Item 404(a) of Regulation S-K.
The Board seeks, and the Board is composed of, individuals whose knowledge, skills, background, and breadth and depth of experience complement those of other Board members. The Board believes that each nominee is highly qualified to serve as a member of our Board and that, through their respective backgrounds and track records of success in what we believe are highly relevant positions, these individuals contribute a wealth of talent and experience to the Board to help oversee management and the execution of our business strategy. Each nominee also contributes intangible qualities such as critical thinking and analysis and demonstrates a commitment to ethics and good judgment, which, taken together, provide us with the variety and depth of knowledge, viewpoints and ideas necessary for effective oversight, direction and vision for the Company.
The following chart summarizes the core competencies of our director nominees, followed by biographical information regarding each of our director nominees, including the specific experience and skills that led to the conclusion that such individual should serve on the Board.

FERNANDO ARAUJO
Chief Executive Officer
Director Since: 2024

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Mr. Araujo brings over 30 years of experience in the oil and gas industry with a proven track record of successfully leading teams and driving a culture of operational excellence at some of the most recognized companies in the industry, including Shell, Repsol, Apache, and Schlumberger.

Fernando Araujo has served as Chief Executive Officer since January 2023 and as a director since March 2024. Previously, he served as our Executive Vice President and Chief Operating Officer since joining us in September 2020 through December 2022.
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From August 2018 through August 2020, he served as Executive Director for Schlumberger Production Management (SPM), where he was last responsible for the operational, financial and strategic performance from worldwide producing assets in 10 countries with 280,000 BOE per day of gross production. From August 2000 through August 2018, Mr. Araujo worked for Apache Corporation in roles of increasing responsibility. In his last assignment with Apache, he served as the General Manager and Managing Director for Apache’s operating company in Egypt, Khalda Petroleum Co., the biggest oil producer in the country. From 2013 to 2017, Mr. Araujo worked with Apache in Calgary, last serving as Apache’s President and General Manager in Canada, focusing on the development of unconventional, conventional and EOR fields in the Western Canadian Basin.

Mr. Araujo started his professional career with Shell Oil Company in Bakersfield, California in 1991 as a production engineer, and then gained international experience with Repsol S.A. leading asset teams focused on asset development and acquisitions.
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Mr. Araujo graduated from Pomona College with a Bachelor of Arts degree in Biology, then from California State Polytechnic University with a Bachelor of Science degree in Mechanical Engineering, and then from California State University, Bakersfield with a Master of Business Administration.

MATTHEW “MATT” BOB
Managing Partner of MB Exploration, LLC, a privately held company providing E&P advisory services
Director Since: 2024

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Mr. Bob brings over 30 years worth of E&P advisory experience to the Company. Mr. Bob’s vast knowledge regarding the oil and gas industry as well as his experience serving on numerous boards and committees makes him a highly valuable asset to the Company.

Matthew Bob has served as a director since October 2024.
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Mr. Bob has been the Managing Partner of MB Exploration, LLC, a privately held company providing E&P advisory services, since founding the company in 1994. He is also a member of the Board of Directors of Apache Corporation (NASDAQ: APA), where he serves on the Audit Committee and Corporate Responsibility, Governance, and Nominating Committee.

Mr. Bob previously served on the Board of Directors of Callon Petroleum Company (formerly NYSE: CPE), an E&P company with assets in South and West Texas, from 2014 to 2024. He served as the Chair of its Compensation Committee from 2018 to 2023 and as Board Chair from 2023 until 2024 when it merged into Apache Corporation.

Mr. Bob also served on the Board of Directors of SouthCross Energy Partners LLC, a midstream natural gas processing and transportation company in South Texas, from 2020 until 2022. He was the President of Eagle Oil & Gas Co., a privately held, independent oil and gas company, from 2014 until 2022. He began his career at Union Oil Company of California, where he held various geological positions of increasing responsibilities.
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Mr. Bob holds a Bachelor of Arts in Geological and Earth Sciences/Geosciences from Saint Louis University, and a Master of Science in Geological and Earth Sciences/Geosciences from the University of Memphis. He is a Registered Professional Geologist in the states of Texas, Mississippi and Louisiana and is National Association of Corporate Directors (NACD) Directorship Certified. Mr. Bob is also a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club.

RENEE HORNBAKER
Founder and Chief Executive Officer at Storey & Gates LLC
Director Since: 2021
Chair Since: 2024

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Ms. Hornbaker brings knowledge and expertise in finance and accounting matters to the Board, including audit and financial reporting oversight experience from her role as a finance executive and as well as from her membership on the boards of other public companies. She also has significant experience in corporate governance, business development, strategy, information technology, health and safety, and human capital management.

Renée Hornbaker has served as a director since January 2021 and as Audit Committee Chair since that time. She has also served as Board Chair since March 2024.
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Ms. Hornbaker has been Chief Executive Officer of Storey & Gates LLC, a consulting firm providing business advisory services including executive coaching and board governance training for boards, since founding the company in 2018. Ms. Hornbaker is also a member of the Board of Directors of Eastman Chemical Company (NYSE: EMN), where she is chair of its Finance Committee and also serves on the Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Environmental, Safety and Sustainability Committee; she previously served as chair of its Audit Committee. She also serves on several boards of directors for private companies.

Ms. Hornbaker previously served as Executive Vice President and Chief Financial Officer of Stream Energy, a retail energy company from 2011 to December 2017, and was a member of the Board of Directors from 2011 until 2019 when it was acquired by NRG Energy. Ms. Hornbaker served as Chief Financial Officer of Shared Technologies, Inc., a provider of converged voice and data networking solutions, from 2006 to May 2011, and was a consultant to the Chief Executive Officer of CompuCom Systems, Inc., an information technology services provider, from 2005 to 2006. She was Vice President and Chief Financial Officer of Flowserve Corporation, a global provider of industrial flow management products and services, from 1997 until 2004, and served as Vice President of Business Development and Chief Information Officer from 1997 to 1998. In 1977, Ms. Hornbaker joined the accounting firm Deloitte, Haskins & Sells, where she became a senior manager of its audit practice in the firm’s Chicago office. Following that, she served in senior financial positions with several major companies from 1986 until 1996.
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Ms. Hornbaker is a member of the National Association of Corporate Directors (“NACD”), Women Corporate Directors, and is chair emeritus of the NACD North Texas chapter. She is an NACD Leadership Fellow and Certified Director, and earned the NACD Cybersecurity and Climate Oversight certifications. In 2023 she was awarded the NACD Director of the Year, Private Company.

Ms. Hornbaker received a Bachelor of Arts in English and a Master’s Degree in Business Administration from Indiana University and is a CPA.

ANNE MARIUCCI
General Partner of MFLP, a family office and investment entity
Director Since: 2018
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Ms. Mariucci brings proven leadership and business experience to the Board, as well as financial acumen from her corporate background and private investment experience. In addition to corporate finance, accounting and financial reporting experience, she provides experience as to mergers and acquisitions, investor relations, strategy, risk management and information technology from her significant experience on other public company boards.

Anne Mariucci has served as a director since September 2018 and as Lead Independent Director from February 2019 to March 2024. She is also Human Capital & Compensation Committee Chair.
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Since 2001, Ms. Mariucci has served as the General Partner of MFLP, a family office and investment entity, and related entities. Additionally, Ms. Mariucci serves on the boards of several public, private and non-profit companies, including: Southwest Gas Corporation (NYSE: SWX) since 2006, where she is a member of the compensation and nominating/governance committees and is Chair of the Strategic Transactions Committee; Centuri Holdings, Inc. (NYSE: CTRI), a majority owned subsidiary of Southwest Gas Corporation, since 2024, where she is currently a member of the compensation committee and the chair of the corporate governance committee; CoreCivic, Inc. (NYSE: CXW) from 2011 until its 2025 Annual Meeting of Stockholders in May 2025, where she is currently a member of the audit and compensation committees; and Taylor Morrison Home Corp. (NYSE: TMHC) since 2014, where she is a member of the audit committee and chair of the compensation committee. She is also Chair of the board of Banner Health, one of the nation’s largest hospital/health care organizations, on which she has served since 2015, with additional service on the Finance, Audit, and Investment Committees. In addition, Ms. Mariucci has served as an investor and Advisory Board member of Hawkeye Partners, a real estate private equity firm, since 2010.

Ms. Mariucci’s deep corporate experience springs from a 30-year career in finance and real estate, primarily with Del Webb Corporation (NYSE: WBB), a real estate development company, where she served in a variety of capacities and ultimately retired as President and Chief Executive Officer following its merger with Pulte Homes in 2001.
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Ms. Mariucci served as member of the Arizona Board of Regents from 2006 to 2014 and as chair from 2012 to 2014, and currently serves as a member of the Board of Arizona State University’s Enterprise Partners.

Ms. Mariucci received her Bachelor’s degree in Accounting and Finance from the University of Arizona and completed the Corporate Finance Executive Program at Stanford Graduate School of Business. She has held licenses as a CPA, FINRA Securities Principal, and FINRA Financial Principal.

RAJATH “RAJ” SHOURIE
Retired
Director Since: 2022
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Mr. Shourie provides financial acumen to the Board, including broad knowledge of and experience with financial analysis and management, corporate finance, capital markets, investment banking, mergers and acquisitions, and special situation investment activities.

Raj Shourie has served as a director since March 2022.
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Since 2019, Mr. Shourie has been focused on managing his personal business and exploring strategic opportunities. He worked at Oaktree Capital Management (“OCM”), a leader among global investment managers specializing in alternative investments, from 2002 to 2019 where he held various positions over the course of his career, culminating as Global Co-Portfolio Manager of the firm’s opportunity funds. Prior to joining OCM, Mr. Shourie worked in the Principal Investment Area at Goldman Sachs, one of the world's leading investment managers, and previously was a management consultant at McKinsey & Company, an American multinational strategy and management consulting firm.

Mr. Shourie previously served on the board of directors of Store Capital (NYSE: STOR), an $8 billion market cap REIT; Taylor Morrison (NYSE: TMHC), a national U.S. homebuilder; Nine Entertainment (ASX: NEC), an Australian TV broadcaster; and Star Bulk (NYSE: SBLK), a leading dry-bulk shipping company. Significant prior private board positions included Pegasus Aviation Finance Company, Jackson Square Aviation and Hartree Partners.
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Mr. Shourie earned a BA in economics from Harvard College, where he was elected to Phi Beta Kappa. He then went on to receive an MBA from Harvard Business School, where he was a Baker Scholar.

JAMES “JIM” TRIMBLE
Chair of Tanda Resources LLC, a private family investment venture
Director Since: 2024
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Mr. Trimble brings more than 50 years of oil and gas industry experience and is a registered Professional Engineer in the state of Texas.

Jim Trimble has served as a director and as Nominating & Governance Committee Chair since February 2024.
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Mr. Trimble currently is the Chair of Tanda Resources LLC, a private family investment venture. Previously, he was the Chair of Crestone Peak Resources, a privately owned E&P company located in Denver, Colorado. He served on its Board of Directors from 2016, and served as its Chairman from 2018 until 2021 upon its merger into Civitas Energy where he now serves on its board. Mr. Trimble brings more than 50 years of oil and gas industry experience. He was previously the Interim Chief Executive Officer and President of Stone Energy Corporation, 2017-2018, thru its reverse merger with Talos Energy, where he served on the board until 2021. Mr. Trimble was President and Chief Executive Officer of PDC Energy from 2011–2015. During this period, he led the organization through exceptional growth and value creation for PDC shareholders. Prior to PDC, he founded a publicly traded Australian company; prior to this he has been the CEO of several private oil and gas companies focused primarily on drilling in Texas, Louisiana and Oklahoma. In addition, Mr. Trimble served as the Senior Vice President of Exploration and Production for Cabot Oil and Gas for 17 years.

Mr. Trimble previously served on the board of directors for Callon Petroleum Corporation from 2012 to 2023 (NYSE:CPE); Crestone Peak
Resources (private E&P) from 2016 to 2021 until its merger with Civitas; Stone Energy form 2017 to 2018 (NYSE:SGY) until its merger with Talos Energy (NYSE: TALO) and on the Talos board until May 2021. He was formerly on the board of directors of C&J Energy Services (NYSE:CJES), PDC Energy, Inc. (NASDAQ:PDCE), Grand Gulf Energy Limited (ASX: GGE), Blue Dolphin Energy Company (NASDAQ:BDCO) and for the following private companies: Seisgen Exploration, Inc., Elysium Energy LLC and TexCal Energy LLC. He served on various committees of the board of each company, including Compensation, Audit, Nominating & Governance and HSE/ESG, including serving as chair of the board.
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Mr. Trimble holds a Bachelor of Science in Petroleum Engineering from Mississippi State University, and was elected as a Distinguish Fellow in 2006. He currently serves on the School of Engineering Dean’s Advisory Council. He is a registered Professional Engineer in the state of Texas. He has served on the boards of several professional organizations as well as their Chairman including IOGA PA, IOGA WV, IPAA, API, SPE and TIPRO. He has served as an expert witness from time to time and is an honorably discharged Officer from the United States Army after serving 10 years of active and reserve duties.

Vote Information and Related Matters
The election of each director in this Proposal No. 1 requires the affirmative vote of a plurality of the votes validly cast at the election. You may vote for, or withhold your vote from, each (one, some or all) of the six director nominees.
Each of the nominees has agreed to be named in the Proxy Statement and to serve if elected, and the Board has no reason to believe that any of the nominees will be unable or unwilling to serve if re-elected. If a nominee becomes unable or unwilling to accept nomination or election prior to the 2025 Annual Meeting, either the number of our directors will be reduced or the persons acting under the proxies will vote for the election of a substitute nominee that the Board recommends.
If you are a stockholder of record as of the Record Date and you submit your validly executed proxy card (whether by Internet, phone or mail), the appointed proxies will vote your shares in accordance with your instructions. If you submit an executed proxy but do not provide voting instructions, your shares will be voted for the election of the director nominees.
Votes that are withheld and broker non-votes will not have any effect on the outcome of voting on director elections. However, under the Company's Majority Voting and Director Resignation Policy, in an uncontested election of directors, any nominee who receives a greater number of “withhold” votes with respect to such person's election than votes “for” such person's election shall, within five (5) business days following the certification of the stockholder vote, offer their written resignation to the Chair of the Nominating & Governance Committee for consideration by the Committee, and ultimately by the full Board, as to whether to accept such resignation.
Recommendation of the Board
The Board unanimously recommends that stockholders vote FOR the election of each director nominee.

CORPORATE GOVERNANCE
Our Board

•Independent Board Chair - Renée Hornbaker
•Five of six director nominees are independent
•All standing committees composed solely of independent directors
•Independent directors meet regularly in executive sessions following Board and Committee meetings
During 2024, our Board held twenty-four meetings and each director attended 100% of the Board meetings, with the exception of two directors who each did not attend only one meeting. Additionally, the Audit Committee met nine times, the Compensation Committee met six times. and the Nominating & Governance Committee met four times during 2024, and no director missed more than one Committee meeting of which such person was a member. Executive sessions of the independent directors were held after most of the Board and Committee meetings. All independent directors are invited and encouraged to attend all Committee meetings, regardless of whether they are a member. As reflected in our Corporate Governance Guidelines, all directors are encouraged to attend our annual stockholders meetings. All directors attended our annual meeting of stockholders in 2024, and we expect that all directors will attend this year's Annual Meeting.
Our Nominating & Governance Committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the Board nominees as directors to be presented for election at meetings of the stockholders or of the Board. Our Corporate Governance Guidelines (as discussed below under “—Corporate Governance Guidelines”) contain criteria director nominees recommended by our Nominating & Governance Committee. In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, and enhance the ability of the committees of the Board to fulfill their duties. Our Board believes that a variety of skills, backgrounds, experiences and industry knowledge, as well as multifaceted opinions and perspectives, education and other visible and invisible attributes, enhances the quality of our Board’s deliberations, decision-making and overall effectiveness, and positions the Company for long-term success.
Each of our directors holds office for a one-year term to expire at the succeeding annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified or, if earlier, until such director's death, resignation or removal.
Board Leadership
The Board maintains the flexibility to determine whether the roles of Board Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company. Our Corporate Governance Guidelines provide for the position of Lead Independent Director whenever the Board Chair is filled by a director who does not qualify as independent.
Ms. Hornbaker, an independent director, serves in the role of Board Chair. She was appointed Board Chair effective March 1, 2024, with the expiration of the Executive Chair’s initial term following a successful transition from CEO. At that time the Board determined it was appropriate to separate the roles of Board Chair and CEO. The Board believes that our leadership structure best suits the time commitments of its members while ensuring that Board discussion is pertinent and the views of independent directors are communicated to the full Board.
Director Independence
The Board assesses director independence and committee membership independence pursuant to NASDAQ standards and applicable SEC rules each year. Pursuant to the NASDAQ independence standards, the Board must affirmatively determine that a director does not have any material relationship with management or the Company that may interfere with the exercise of such person's independent judgment in carrying out the responsibilities of a director, considering a number of factors including the nature of any personal friendships or relationships among directors and members of management. The Board also considers any of the bright-line relationships and transactions that would disqualify the director from being independent under NASDAQ rules.
The Board has assessed the independence of each of our current non-employee directors (all of which are director nominees), under NASDAQ general independence standards and the applicable rules of the Exchange Act. Mr. Bob was compensated $9,750 for board advisory services prior to joining the Board as a director; the scope of services and compensation was agreed to on an arms length basis and is well below the NASDAQ bright-line dollar amounts for independence considerations. Furthermore, the amount paid is immaterial to Mr. Bob’s overall financial position. The Board has affirmatively determined that each of Mmes. Hornbaker and Mariucci and Messrs. Paul, Shourie and Trimble (1) is independent for purposes of Board service; (2) meets the heightened independence standards and experience requirements of Rule 10A-3 and Section 10A(m)(3)(A) of the Exchange Act and under NASDAQ standards applicable to audit committee members; and (3) meets the heightened independence standards of Section 10C, Rule 10C-1 and Rule 16b-3(b)(3) of the Exchange Act and under NASDAQ standards applicable to compensation committee members.
Committees of the Board
Our Board has three separately designated standing committees. The current membership and the purposes of each of the committees are described below. Each of the standing committees operates under a written charter adopted by the Board, copies of which are publicly available on our website. The Board and each committee has the power to hire independent legal, financial or other experts and advisors as it may deem necessary, without consulting or obtaining the approval of any officers of the Company in advance.

	Audit Committee	Human Capital & Compensation Committee	Nominating & Governance Committee

Current Members	Renee Hornbaker (Chair) Anne Mariucci Rajath Shourie James Trimble	Anne Mariucci (Chair) Matthew Bob Renee Hornbaker Rajath Shourie James Trimble	James Trimble (Chair) Matthew Bob Renee Hornbaker Anne Mariucci Donald Paul(1)
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(1)    Mr. Paul’s term will expire at the 2025 Annual Meeting, as he is not standing for re-election.
Audit Committee
Our Audit Committee is currently comprised of Mmes. Hornbaker (Chair) and Mariucci, and Messrs. Shourie and Trimble.
The Board has determined that each of the Audit Committee members is “independent” consistent with our Corporate Governance Guidelines, the NASDAQ listing standards and the SEC rules applicable to boards of directors in general and audit committees in particular. The Board periodically (and at least annually) evaluates each of the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board has determined that each member of the Audit Committee is financially literate and that the Chair of the Audit Committee, Ms. Hornbaker, as well as Ms. Mariucci and Mr. Trimble, each is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees, reviews, acts on and reports on various auditing, accounting, financial reporting and internal control matters to our Board, including:
•the selection, appointment, compensation, retention, performance and independence of our independent registered public accounting firm, including the scope and other matters relating to the annual audit and other services provided by the independent auditor;
•the appointment, structure and performance of the internal audit function, including the leader and scope of internal audit responsibilities and activities,
•our accounting and financial reporting policies and practices, and
•system of disclosure controls and procedures and internal controls over financial reporting and the integrity of our financial statements.
As part of this, the Audit Committee monitors our compliance with legal and regulatory requirements and also oversees our processes and procedures with respect to corporate compliance, ethics and risk management. Additionally, the Audit Committee assists the Board in exercising oversight of the Company’s cybersecurity, information security, and information technology risks. On a quarterly basis, the Audit Committee reviews and discusses with the head of IT and executive management the Company’s policies, procedures, and practices with respect to cybersecurity, information security and information and operational technology, including related risks.
Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the Audit Committee Charter, a copy of which is available on our website at www.bry.com under the subheading “Sustainability—Governance.”
The Audit Committee held nine meetings in 2024 and no member missed more than one meeting.
Human Capital & Compensation Committee
Our Human Capital & Compensation Committee is currently comprised of Mmes. Mariucci (Chair) and Hornbaker and Messrs. Bob, Shourie and Trimble. The Board has determined that each of the Human Capital & Compensation Committee members is "independent" consistent with our Corporate Governance Guidelines, the NASDAQ listing standards and SEC rules applicable to boards of directors in general and compensation committees in particular. In addition, the Board has determined that each of the Human Capital & Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
The Human Capital & Compensation Committee, at times in consultation with other members of the Board or with ratification of the full Board, makes all decisions regarding the compensation of our executive officers, including setting salaries, designing incentives, evaluating performance for compensation purposes, and monitoring other forms of compensation. The Human Capital & Compensation Committee also oversees our incentive programs for non-executive employees, including the administration of our equity incentive plan, our human capital management policies, processes and practices related to the Company's wage and opportunity goals. This includes reviewing the Company’s employment policies, processes and practices, as well as compensation and incentive structure, related to employee recruitment, retention and development, as well as succession planning, with a focus on the Company’s commitment to the maintenance of a talented, multifaceted workforce. Additionally, the Human Capital & Compensation Committee assesses risks related to the Company’s human resource and employment policies, processes and practices, and compensation policies and programs, to help identify areas of improvement and best practices and considers, on at least an annual basis, whether such programs are appropriately structured and whether any risks arising from such policies, programs, processes and practices for all employees are reasonably likely to have a significantly adverse effect on the Company. The Human Capital & Compensation Committee is also responsible for recommending the compensation for non-employee directors to the Board for approval.

The Human Capital & Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill its purposes. The Human Capital & Compensation Committee may delegate to any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.
The Human Capital & Compensation Committee may seek input from management when evaluating and setting compensation for executive officers, including consulting with our Chief Executive Officer when evaluating the performance of other executive officers (other than the CEO). Our CEO and President have each provided input to the Human Capital & Compensation Committee with respect to our executive compensation program, specifically with regards to our incentive compensation structure and performance design. We believe these individuals provide helpful support to the Human Capital & Compensation Committee in these areas given their understanding of our business, compensation programs and operating environment. The Human Capital & Compensation Committee is not obligated to accept management’s recommendations with respect to executive compensation or any other matters, and meets regularly in executive session to discuss such matters outside of the presence of management. No executive officer is involved in the approval of such person's own compensation.
The Human Capital & Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) to assist the Committee in developing our compensation program to be competitive with that of similarly situated public exploration, development and production peer companies. Representatives from Meridian regularly attend Human Capital & Compensation Committee meetings and communicate with the Human Capital & Compensation Committee Chair between meetings. Meridian reports directly to the Human Capital & Compensation Committee and all work conducted by Meridian with respect to the Company is on behalf of the Human Capital & Compensation Committee.
On at least an annual basis, the Human Capital & Compensation Committee reviews the services provided by its outside consultants to confirm their independence under applicable SEC rules related to providing executive compensation consulting services. Most recently, in February 2025, the Human Capital & Compensation Committee evaluated whether any work provided by Meridian raised any conflict of interest and determined that it did not and that Meridian was independent under applicable SEC rules related to the provision of executive compensation consulting services.
Additional information regarding the functions performed by the Human Capital & Compensation Committee and its membership is set forth in the Human Capital & Compensation Committee Charter, a copy of which is available on our website at www.bry.com under the subheading “Sustainability—Governance.”
The Human Capital & Compensation Committee held six meetings in 2024, and all members attended 100% of the meetings.
Nominating & Governance Committee
Our Nominating & Governance Committee is currently comprised of Messrs. Trimble (Chair) and Bob as well as Mmes. Hornbaker and Mariucci. The Board has determined that each of the Nominating & Governance Committee members is "independent" consistent with our Corporate Governance Guidelines, the NASDAQ listing standards and SEC rules applicable to boards of directors in general.
The responsibilities of the Nominating & Governance Committee include the following:
•Advising the Board regarding appropriate corporate governance principles and practices that should apply to the Board and to the Company, and assisting the Board in implementing and reviewing on an ongoing basis those principles and practices;
•Directing all matters relating to succession planning for the Board, assisting the Board in the development of criteria for Board membership and identification of individuals qualified to become members of the Board, consistent with the criteria approved of by the Board, and recommending candidates to the Board for nomination and election at the annual meetings of stockholders or appointment to fill vacancies on the Board;
•Leading the Board in the annual performance evaluation of the Board, its committees and the individual directors and making recommendations to the Board about the size, structure, composition and leadership of the Board and its committees;
•Overseeing the performance of the Company’s CEO and leading the Board in the annual performance evaluation of the CEO;
•Overseeing CEO succession planning;
•Managing Board engagement with stockholders; and
•Assisting the Board in its oversight of governance and other sustainability-related risks and opportunities, including those related to climate change, and providing oversight and guidance to management with regard to such matters, including strategy development and implementation, performance and reporting.
With respect to Board succession planning, refreshment and the director nomination process, the consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members may recommend candidates to consider for nomination to the Board, although the Nominating & Governance Committee may engage a professional search firm and may also consider nominees identified by management or stockholders. The Company’s Corporate Governance Guidelines include an affirmative commitment that candidates with a wide range of attributes shall be included in any initial pool of candidates from which Board candidates are chosen.
In evaluating director nominees, the Nominating & Governance Committee considers the variety of skills, experience, and background, and industry knowledge, as well as multifaceted opinions and perspectives, including a wide range of attributes, which the Board believes provides the Company with the right balance of differing viewpoints to ensure proper oversight of our company’s strategy and the evolving expectations of our stockholders and other stakeholders. The Nominating & Governance Committee also will consider the variety of, and the optimal enhancement of the current mix of talent and experience on, the Board. Based on that analysis and considering other considerations like evolving regulations, the peer benchmarks and stockholder feedback, the Nominating & Governance Committee will determine whether it would strengthen the Board to add a nominee with the background, experience, personal characteristics, or skills offered. The Nominating & Governance Committee will treat recommendations for directors that are received from stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in this Proxy Statement.
Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Berry Corporation, Attention: Corporate Secretary, 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248. To assist it in identifying director candidates, the Nominating & Governance Committee is also authorized to retain, at the expense of the Company, third-party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of candidates. The Nominating & Governance Committee would provide guidance to any search firms it retains about the particular qualifications the Board is then seeking.
Additional information regarding the functions performed by the Nominating & Governance Committee and its membership is set forth in the Nominating & Governance Committee Charter, a copy of which is available on our website at www.bry.com under the subheading “Sustainability—Governance.”
The Nominating & Governance Committee held four meetings in 2024 and no member missed more than one meeting.

Board and Committee Evaluations
Our Board believes that a robust annual evaluation process is an important part of its governance practices. The Nominating & Governance Committee is responsible for leading the Board and Committees in the annual performance evaluation process, and for ensuring that the results are shared with and considered by the Board and each Committee as applicable. The Nominating & Governance Committee is also responsible for making recommendations to the Board with respect to Board and Committee structure, composition and leadership, as well as regarding the nomination of incumbent directors for re-election.
In October 2024, the Board evaluated its functioning and the functioning of each of its Committees. The evaluations were anonymous and results compiled to encourage candor and ensure an effective process. The Board, each Committee and the individual directors considered the results of the Board and Committee evaluations.
Code of Business Conduct and Ethics
Our Board adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to our directors, officers and employees, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ. The Code of Conduct reflects our commitment to the highest standards of integrity and ethics in all our practices and relationships. The Code of Conduct addresses ethics, conflicts of interest, insider trading, confidentiality, discrimination and harassment, health, safety and the environment, payments to government officials, accounting matters, antitrust, use of corporate assets and use of social media among other matters. We work proactively to ensure employees, directors and business partners understand their obligations to uphold our high ethical, professional and legal standards. Our employees (including our executive officers) are required to complete an ethics training course when they join the Company and annually thereafter; we also require employees to acknowledge and agree to abide by the Code of Conduct every year.
We expect our employees to report known or suspected violations of the Code of Conduct, or any other Company policy, law, or core values. We have multiple confidential reporting channels available at all times and the Audit Committee receives regular reports on complaints reported. Any waiver of the Code of Conduct may be made only by our Board. If the Company were to waive or materially amend any provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or material amendment by either posting such information on our website or by filing a Current Report on Form 8-K.
The Code of Conduct can be viewed on our website at www.bry.com under the subheading “Sustainability—Governance.”

Corporate Governance Guidelines
The Board believes that sound governance policies and practices provide an important framework for fulfilling its duty to stockholders. The Board has adopted Corporate Governance Guidelines that meet or exceed the NASDAQ Listing Standards and address the matters below, among others:

•Board Size, Structure and Composition	•Service on Other Boards	•Board Chair
•Director Qualifications, Independence	•Changes in Employment	•Board Meeting Agendas
•Director Responsibilities	•Board Evaluations	•Meetings of Independent Directors
•Board External Interaction	•Non-Employee Director Compensation	•Director Orientation and Education
•Attendance at Annual Meetings	•Stockholder Communication with Directors	•Committee Structure and Composition
•Succession Planning	•Governance Policies	•Compliance Monitoring
The Board recognizes the value of having directors from a wide variety of backgrounds who bring multifaceted opinions, perspectives, skills, experiences, backgrounds and orientations to its discussions and its decision-making processes, and is also important to the Company’s stockholders, its management and employees. We believe that a multifaceted membership enables more meaningful, balanced, depth of discussion and analysis in the boardroom. Accordingly, the Company’s Corporate Governance Guidelines commits that candidates with a wide range of attributes are included in any initial pool of candidates from which the Board candidates are chosen.
Our Corporate Governance Guidelines are posted on our website at www.bry.com under the subheading “Sustainability—Governance.”
Oversight of Risk Management
Risk management is a Company-wide responsibility and multi-department activity that involves the identification and assessment of a broad range of risks that could affect our ability to fulfill our business objectives or execute our corporate strategy and the development of plans to mitigate their effects. Management is responsible for the day-to-day management of risks to the Company. The Board has broad oversight responsibility for our risk management programs. The Board’s Committees assist the Board in fulfilling its oversight responsibilities with respect to risks within each committee’s respective area of responsibilities, as further discussed below.
Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its Committees. The Board works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In developing and monitoring the Company’s strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the strategy is consistent with the Company’s risk profile. The Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term value creation.
The Board implements its risk oversight responsibilities by having management provide periodic briefings on the Company's risk management program. Presentations and other information provided by management to the Board and Committees generally identify and discuss relevant risks that the Company faces and how management is seeking to manage those risks if and when appropriate; and the Board and its committees assess and oversee risks in their review of the related business, financial, and other activities of the Company. For example, the Board, among other things:
•reviews management's capital spending plans and operational progress against those plans, approves our capital budget and requires that management present for Board review significant departures from those plans;
•reviews management of our commodity price risk with executive management;
•monitors our liquidity profile and compliance with the financial covenants contained in our borrowing arrangements;
•has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions;
•monitors our reserves estimates process and identification of resources;
•oversees our regulatory, ethics and other compliance efforts and permitting processes; and
•monitors our involvement in the legislative process.
The Audit Committee is responsible for overseeing our accounting and financial reporting processes and risks related to internal controls over financial reporting, the integrity of our financial statements and other financial risks, as well as our overall risk management program, including with respect to information technology systems, data privacy and cybersecurity; business continuity; ethical conduct, legal risks and operational risks. Our General Counsel who serves as chief compliance officer, our head of Berry’s internal audit department and our independent auditor, among others, report regularly to the Audit Committee on these subjects.
As part of its program of regular risk oversight, the Audit Committee assists the Board in exercising oversight of the Company’s cybersecurity, information security, and information technology risks. On a quarterly basis, the Audit Committee reviews and discusses with the head of IT and executive management the Company’s policies, procedures, and practices with respect to cybersecurity, information security and information and operational technology, including related risks. Recognizing the importance of cybersecurity to the success and resilience of our business, the Board considers cybersecurity to be an important aspect of corporate governance. To facilitate effective oversight, our cybersecurity team, led by our head of IT, holds discussions on cybersecurity risks, incident trends and the effectiveness of cybersecurity measures as necessitated by emerging material cyber risks.
The Human Capital & Compensation Committee is responsible for overseeing risks related to the Company’s executive compensation program, as well as its broader employment and compensation policies, including administering corporate incentive programs and providing oversight and guidance to management on our human capital management efforts designed to ensure equal employment opportunity in the workplace and the maintenance of a talented, multifaceted workforce ensuring that the Company's pay practices do not encourage unintended, excessive or otherwise inappropriate risk taking.
The Nominating & Governance Committee is responsible for overseeing our overall corporate governance program, including Board structure, composition and effectiveness, as well as Board and executive succession planning. The Nominating & Governance Committee is also responsible for overseeing the management of governance and other sustainability-related risks and the development and implementation of our overall sustainability strategy, stakeholder engagement and reporting.
We believe that our Board leadership structure supports its risk oversight function. Among other things, there is open and regular communication between management and our Board members, which provides meaningful insight to enable informed oversight of management's processes for identifying and managing significant risks and their impact on the Company's business.
Insider Trading Policy
The Company has an insider trading policy (“Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities that applies to directors, officers and employees, and a corporate transaction policy (“Corporate Transactions Policy”) that applies to the Company itself in the repurchase of its own securities. We believe our Insider Trading Policy and Corporate Transactions Policy are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to the Company. Copies of the Company’s Insider Trading Policy and Corporate Transactions Policy were filed as Exhibit 19.1 and Exhibit 19.2, respectively, to its Annual Report on Form 10-K for the year ended December 31, 2024.
Hedging and Pledging
We consider it improper and inappropriate for our employees and directors, to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, we subject trading in Berry securities to the following additional restrictions, to the extent applicable.
Short Sales. Employees and directors may not engage in short sales of our securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. Employees and directors may not engage in transactions in publicly traded options for our securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.
Standing Orders. We warn our employees and directors to use standing orders only for a very brief period of time and to place them with a broker to sell or purchase stock at a specified price that leaves no control over the timing of the transaction.
Margin Accounts and Pledges. Employees and directors may not hold Berry stock in a margin account or pledge Berry stock as collateral for a loan.
Hedging Transactions. Employees and directors may not engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which involve the establishment of a short position in our securities and limit or eliminate their ability to profit from an increase in the value of our securities or suffer from a decrease in such value.
Short Term Trading. Employees and directors who purchase our securities in the open market may not sell any of our securities of the same class during the six months following the purchase (or vice versa).
Succession Planning
The Nominating & Governance Committee is responsible for reviewing the succession plans developed by management relating to the Chief Executive Officer and other executive officers, and consult with the Chief Executive Officer on senior management succession planning. As described further in our Corporate Governance Guidelines, we have emergency succession procedures in the event of our Chief Executive Officer's death, disability, termination for cause, resignation and other situations in which it is impracticable for the Chief Executive Officer to continue effectively in that role.

EXECUTIVE OFFICERS
Biographical information about our current executive officers is presented below.

Name	Age	Position

Fernando Araujo	57	Chief Executive Officer
Danielle Hunter	42	President
Jeffrey Magids	38	Vice President, Chief Financial Officer
Michael Helm(1)	57	Vice President, Chief Accounting Officer
________________
(1)    Mr. Helm served as Vice President, Chief Financial Officer and Chief Accounting Officer through January 21, 2025; effective upon this date, Mr. Helm transitioned to his current position and the Board appointed Jeffrey Magids to serve as Vice President, Chief Financial Officer.

Fernando Araujo has served as Chief Executive Officer since January 2023 and as a director since March 2024. Previously, he served as our Executive Vice President and Chief Operating Officer since joining us in September 2020 through December 2022. From August 2018 through August 2020, he served as Executive Director for Schlumberger Production Management (SPM), where he was last responsible for the operational, financial and strategic performance from worldwide producing assets in 10 countries with 280,000 BOE per day of gross production. From August 2000 through August 2018, Mr. Araujo worked for Apache Corporation in roles of increasing responsibility. In his last assignment with Apache, he served as the General Manager and Managing Director for Apache’s operating company in Egypt, Khalda Petroleum Co., the biggest oil producer in the country. From 2013 to 2017, Mr. Araujo worked with Apache in Calgary, last serving as Apache’s President and General Manager in Canada, focusing on the development of unconventional, conventional and EOR fields in the Western Canadian Basin. Mr. Araujo started his professional career with Shell Oil Company in Bakersfield, California in 1991 as a production engineer, and then gained international experience with Repsol S.A. leading asset teams focused on asset development and acquisitions. Mr. Araujo graduated from Pomona College with a Bachelor of Arts degree in Biology, then from California State Polytechnic University with a Bachelor of Science degree in Mechanical Engineering, and then from California State University, Bakersfield with a Master of Business Administration.
Danielle Hunter has served as President since January 2023. Previously, she served as our Executive Vice President, General Counsel and Corporate Secretary from January 2020, when she joined us, through December 2022. Ms. Hunter currently serves on the board of directors of KLX Energy Services (NASDAQ: KLXE), a U.S. onshore oilfield services provider, where she is also chair of the Compensation Committee and a member of the Nominating & Governance Committee. She has significant leadership and strategic business experience and a track record of aligning strategy, culture and compliance, risk management and governance practices to shareholder return maximization. Prior to joining us, Ms. Hunter most recently served as Executive Vice President, General Counsel, Corporate Secretary and Chief Risk and Compliance Officer at C&J Energy Services, Inc. (now part of Patterson-UTI (NASDAQ: PTEN)), a provider of onshore well construction and intervention, well completion, well support and other complementary oilfield services and technologies. She served at C&J from June 2011 through November 2019. Prior to C&J, Ms. Hunter practiced corporate law at Vinson & Elkins LLP representing public and private companies and investment banking firms in capital markets offerings, mergers and acquisitions, financial reporting and corporate governance matters. She served as a judicial law clerk to U.S. District Judge Tucker Melancon, U.S. District Court for the Western District of Louisiana from 2006 to 2007, after graduating Magna Cum Laude from Tulane University Law School in 2006.

Jeffrey Magids has served as Vice President and Chief Financial Officer since January 2025. Prior to joining Berry, he served as Vice President of Finance and Investor Relations at SilverBow Resources, Inc. (now Crescent Energy Company (NYSE: CRGY)) from March 2023 to July 2024, as Director of Finance & Investor Relations from April 2020 to February 2023, and as Senior Manager of Finance & Investor Relations from September 2018 to March 2020. At SilverBow, Jeffrey was primarily responsible for the finance, investor relations, treasury, and risk management functions. Prior to joining SilverBow, Jeffrey served as a Senior Associate at Lime Rock Resources from August 2013 to September 2018. Prior to joining Lime Rock Resources, Jeffrey worked in the energy investment banking group at BMO Capital Markets where he participated in M&A advisory and financing transactions for oil and gas exploration and production companies and midstream companies. Jeffrey started his career in the valuation advisory practice at Duff & Phelps (now Kroll). Jeffrey received a Bachelor of Business Administration in Finance from the University of Texas at Austin and a Master of Business Administration from Rice University.
Michael Helm has served as Vice President and Chief Accounting Officer since 2017. Mr. Helm also served as Chief Financial Officer from January 2023 to January 2025. Prior to joining Berry, Mr. Helm was the Vice President and Corporate Controller for California Resources Corporation, a public oil and gas company, from 2014 to 2017. He previously served as the Assistant Controller for Occidental Petroleum Corporation, an international oil and gas company, from 2007 to 2014. From 2003 to 2007 he served as Director of Internal Audit for K2 Inc., a publicly traded international sporting goods company. He began his career as an auditor at Ernst Young in Los Angeles in 1990 after graduating from UCLA with a Bachelor of Arts degree majoring in Economics-Business. He has been an actively licensed CPA since 1993.
There are no family relationships between any of our directors and our executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer. Please see “Security Ownership of Certain Beneficial Owners and Management” for information regarding each director nominee's holdings of equity securities of the Company.

SUSTAINABILITY

Environmental Stewardship	Social Responsibility	Corporate Governance
Our Approach
Berry is a proud energy partner and producer. We aim to play an important role in providing ample, safe, reliable, and affordable energy, while responsibly managing our operations to mitigate potential adverse environmental impacts. We believe that replacing imported oil with domestically produced oil will lead to safer, more secure and efficient extraction of oil resources, with a more socially sustainable footprint for our employees and business partners while maintaining the benefits provided by reliable, abundant, inexpensive energy.
We aim to deliver value for our stockholders by producing oil and gas in a responsible and efficient manner. Health, Safety & Environmental (“HSE”) considerations are an important part of our day-to-day operations. Our approach to sustainability is inextricably linked to our commitment to be a best-in-class operator—for our stockholders, other key stakeholders, and the natural resources on which we depend—in a way that seeks to mitigate risks and maximize opportunities to add value. We believe that promoting a safe and healthy workplace, striving to operate without doing harm to the environment, and being a responsible corporate citizen will contribute to continued and improved business success through enhanced job productivity, lower costs, improved work quality and greater employee satisfaction and engagement.
The majority of our operations are in California, where we conduct our business under some of the most rigorous and stringent environmental, health, safety, and climate requirements in the world. We seek to apply those same standards across all of our operations, to the extent practical for our assets and the geographies in which they are located. We monitor our HSE performance through various measures as part of our efforts to hold our employees and contractors to high standards. Meeting our HSE goals, including with respect to health and safety incidents and spill prevention, is a part of our incentive programs for all employees.
We take seriously our responsibility as environmental stewards. Seeking to minimize our adverse environmental impact—including lowering the carbon intensity of our operations, investing in economical solutions and embracing operational best practices—in a cost-effective manner is an integral part of our strategy.
As part of our goal to be a responsible and sustainable energy producer, we strive to maintain a safe and healthy working environment and a culture of empowerment for our employees. We are proud to support local economies, and we seek to support the communities where our employees live and work, while delivering the energy that they need in their daily lives.
We believe that our culture of accountability and governance structures enable our management team to effectively execute our strategy, overseen by a highly qualified Board. Significant sustainability matters are managed within a governance structure that aims to balance broad engagement across our organization while also providing a clear line of accountability. Additionally, sustainability is integrated into our overall corporate strategy and risk management activities.
Our Board has ultimate oversight of our sustainability strategy. The Nominating & Governance Committee assists the Board in its oversight of governance and other sustainability-related risks and opportunities, including strategy development and implementation, performance and disclosure. Management provides periodic updates to the Nominating & Governance Committee, as well as the full Board, on these issues, including regarding sustainability matters like climate change risks, social matters related to human capital management and culture (which are also discussed with the Human Capital & Compensation Committee of the Board, in alignment with its charter), as well as key governance issues of relevance to our stockholders and other key stakeholders.
Environmental Stewardship
As part of our commitment to responsible environmental stewardship, we aim for 100% compliance with all legal requirements relating to our operations, including standards relating to air, water and greenhouse gas emissions. Our environmental goals include:
•Reduce greenhouse gas (“GHG”) emissions from our operations, including through the use of renewable energy to power our field operations (to the extent feasible) and implementation of energy efficiencies.
•Reduce high-impact fugitive emissions (specifically, methane) from idle and orphan wells.
•Become a water provider for the community and agriculture while minimizing water use in operations.
•Continuously evaluate and seek to manage Berry’s climate-related risks, including those related to physical risks and transition risks associated with climate change over the short- and long-term.
GHG Emissions Reduction and Mitigation Efforts
As part of our operating model, Berry is continuously evaluating ways to reduce our GHG emissions and implement energy efficiencies. Berry has been able to achieve Scope 1 GHG emissions reductions in focused operational areas through steam optimization strategies that reduce steam usage without impacting production by reducing the amount of natural gas used for steam generation. We are actively exploring opportunities to do the same or make similar reductions in other operational areas. Additionally, we completed the replacement of pneumatic devices with zero emissions devices starting in 2024. These replacement devices utilize alternative technologies, such as solar air compressors and alternative mechanical devices, in place of natural gas. We estimate that the replacement of all of our pneumatic devices will result in a reduction of approximately 10% of Berry’s total Scope 1 GHG emissions. We believe that the successful execution of our methane reduction strategy will also mitigate regulatory costs, given the Inflation Reduction Act’s methane fee that applies to certain of our assets.
Solar and batteries can be used to partially offset our Scope 2 GHG emissions resulting from electricity purchases from the grid and reduce our overall Scope 2 GHG emissions. To implement this, in 2023 we completed the installation of a solar project at our Hill Field location that can power approximately 20% of the current field operational electrical power demand. We are actively evaluating the installation of additional solar projects across our other locations in California.
Additionally, we are legally required to purchase CARB-certified, California Carbon Allowances and Offset Projects under the California Greenhouse Gas Cap-and-Trade Program, which cover approximately 99% of our California Scope 1 GHG emissions (fugitive emissions comprise the remaining). Overall, these carbon allowances and offset projects cover approximately 86% of Berry’s total Scope 1 GHG emissions. The remaining approximately 14% of our emissions come from our Utah operations.
Idle Well Management and Methane Emission Reduction
For each new well that we drill or acquire, we account for estimated future costs of abandonment and decommissioning of both the well and associated facilities. These costs, known as Asset Retirement Obligations (“ARO”), are publicly disclosed in our financial statements filed with the SEC. To meet California's additional idle well management regulations, we maintain plans for the management of all idle wells. In 2024, we spent approximately $15 million to support decommissioning activities. In some instances, we decommissioned wells earlier than required, in part to accommodate operational needs but largely because we recognize that there are multiple economic, policy, public health and safety reasons to reduce the number of wells that simply will not return to service.
We continually look for acquisition opportunities that will complement our sustainability strategy in addition to our core business. In 2021, we completed the acquisition of one of the largest upstream well servicing and plugging and abandonment (“P&A”) businesses in California, which operates as C&J Well Services (“CJWS”). CJWS provides wellsite services in California to oil and natural gas production companies, with a focus on well servicing, well P&A services, and water logistics. We believe CJWS is a synergistic fit with the services required by our oil and gas business—it supports our commitment to be a responsible operator and reduce our emissions, including through the proactive P&A of wells. Berry sees business opportunity in reducing risks from idle wells—not only in our own fields but also by serving to safely seal other operators’ wells at the end of their productive life, as well as orphaned wells throughout California.
Orphaned wells may pose a risk to both the environment and to the communities in which they are found. Studies have linked orphan wells to methane emissions, which produce much greater warming potential than carbon dioxide. Additionally, orphaned wells and improperly plugged wells can be a potential source of groundwater contamination.
CJWS is critical to advancing our strategy to work with the State of California to reduce fugitive emissions—including methane and carbon dioxide—from orphaned wells. With CJWS’ expertise and experience in well P&A, we have an opportunity to remediate orphaned wells and to safely plug and abandon wells in the communities in which we operate.
Water Efficiency
We recognize that water is a valuable resource and we are sensitive to the growing pressures on water needs in the communities in which we operate. Berry is an original member and board member of the Eastside Water Management Area in Kern County, which was formed to manage groundwater in compliance with California’s Sustainable Groundwater Management Act, and coordinate with various stakeholders on groundwater management issues. As part of our operational commitments, we treat and reuse the water that is co-produced with oil and natural gas for a substantial portion of our operational needs, such as pressure management, steam and water flooding, and well drilling, completion, and stimulation. Additionally, we are developing and investing in water treatment projects to help support the drought-stricken San Joaquin Valley with valuable water resources.
Community Outreach and Human Capital Development
We are committed to the well-being of our employees and the communities we touch. It is our policy to proactively work to make sure all employees are fully engaged and empowered to achieve their potential and we are committed to attracting, developing and retaining a highly qualified, value-focused workforce that brings a variety of life experiences and perspectives. Our engagement approach centers on transparency and accountability and we use a variety of channels to facilitate open, direct and honest communication, including open forums with executives through periodic town hall meetings and continuous opportunities for discussion and feedback between employees and managers, including performance conversations and reviews.
We are also committed to the communities where we operate. We strive to empower people in our communities to improve their lives and meet their full potential. This effort includes supporting many exemplary community, education and industry-related causes through engagement, direct funding and in-kind donations, as well as through employee participation and volunteering. Reflective of our culture of responsibility, this is done in the spirit of our commitment to be a responsible corporate citizen.
Equal Employment Opportunity and Workplace Culture
We believe there is value in a workforce that reflects the broad spectrum of cultural, demographic, and philosophical differences of the communities where we operate, and we strive to foster a workplace that supports and protects our multifaceted workforce. We are committed to attracting, developing and retaining a highly qualified, skilled and dedicated workforce. We aim to promote a workplace culture of dignity and respect for all employees as well as a safe, appropriate, and productive work environment. Accordingly, we prohibit unlawful harassment and discrimination in accordance with applicable law. In particular, our Code of Conduct prohibits any form of degrading, offensive, or intimidating conduct based on a person’s race, color, ethnicity, national origin, ancestry, citizenship status, sex, gender identity and/or expression, sexual orientation, mental or physical disability, medical condition, genetic information, age, parental status or pregnancy, marital status, religion or religious creed, political affiliation, military or veteran status, and any other characteristic protected by applicable law. This commitment extends to recruitment, hiring, placement, promotion, transfer, training, compensation, benefits, employee activities and general treatment during employment.

The Human Capital & Compensation Committee has oversight responsibilities for the Company’s human capital management policies, processes and practices related to equal employment opportunity, wages and workforce culture. This includes reviewing the Company’s employment policies, processes and practices, as well as compensation and incentive structure, related to employee recruitment, retention and development, and succession planning, with a focus on the Company’s commitment to fairness and equal employment opportunity.

As a result of our efforts, we have attracted and retained a highly talented and multifaceted team.
At Berry, we believe that fair and equitable pay is an essential element of any successful organization and we aim to offer comprehensive and competitive benefits to attract, motivate and retain exceptional talent. In addition, we seek to assist our employees in meeting their career goals through a range of development tools, resources and opportunities.
Safety
We aim to promote a safety first culture. We place emphasis on remaining vigilant and reporting near misses and incidents so we can avoid them in the future. It is our policy to make health and safety considerations an integral part of our day-to-day operations and incorporate them into the decision-making processes within the Company. Meeting meaningful HSE organizational metrics, including with respect to health and safety and spill prevention, is a part of our incentive programs for our all of our employees, including our executive officers.
We have had no fatalities among our employees or contractors since we began operating under new management in 2017. Our OSHA “total recordable incident rate,” or “TRIR,” which is a measure of the number of recordable occupational injuries or illnesses per 200,000 work hours (i.e. per 100 full-time workers per year), in 2024 was 0.64.
We also conduct pre-contract review of our contractor training records and health and safety programs and take various precautions including registration and training before contractors enter our worksites and periodic audits of compliance with our plans, programs and procedures.
Community Outreach
We seek to drive sustainable benefits in the communities where we operate through engagement, community service and charitable contributions. We seek to focus our volunteer efforts and contributions on organizations and projects aligned with community focus areas and local needs. In addition, we participate in various recruitment outreach programs, including local university job fairs, career expos and internship opportunities, as well as middle school and high school educational sessions and career days. A full list of organizations Berry supports is available online at https://bry.com/about/community.
We also have programs in place designed to empower our employees to volunteer and invest in our communities, including: (1) a Charitable Contribution Policy enabling employees to (a) submit donation and sponsorship opportunities to the Company for consideration and (b) apply for donation matching, up to a certain amount, for qualified organizations; and (2) a Company-sponsored volunteering program that provides employees with “paid time off” benefits to volunteer with organizations and participate in civic activities. Designed to support engagement and community in the workplace, these programs empower employees to safely invest their time in accordance with their unique interests, beliefs, and priorities.
Political Advocacy and Public Policy
We are committed to partnering with the states and communities in which we operate, including the state of California. It is our goal to bring affordable energy to Californians in an environmentally sensitive and responsible manner. We seek to build relationships with legislators, regulators and other policymakers by communicating and demonstrating our commitment to state goals and policies in the simultaneous pursuit of our corporate goals.
We primarily engage in any policy and legislative advocacy through trade associations. We actively monitor and provide input into those associations’ decision-making as a member company through our feedback for practical considerations and operational realities that could be impacted by rule-making. We are trade association members for various business reasons, and we value the opportunity to help identify areas of common interest with other association member companies to strengthen our common messaging about the impacts of proposed policies, including the impacts on our sustainability initiatives broadly.
We believe that participation in trade and business associations is important to ensure that we have a voice in the regulatory developments in the areas in which we operate. However, we have, and reserve the right to, differ from the positions adopted by these trade and business associations when those positions do not represent our views or help advance our corporate strategy on any given issue. We do not control these associations, and our ability to influence the positions they take may be limited and not fully reflective of Berry’s approach to topics of relevance.
The whole board oversees our material policy positions and receives regular updates of our involvement across lobbying and political activities. The Nominating & Governance Committee has responsibility for oversight of material sustainability-related risks and opportunities, including strategy development and implementation, which may be points of consideration for our political contributions, trade associations, or lobbying activities. The Audit Committee broadly oversees risk for the company, of which our participation in political contributions, trade associations, or lobbying activities may be a part of.
New and existing legislation and regulation can significantly impact the success of our business (please see "Regulatory Matters" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for additional information about the laws and regulations impacting our business). We have and will continue to proactively engage with the California executive and legislative branches and with regulatory agencies, directly or through trade organizations, in order to better realize the full potential of our resources in a timely fashion and in a manner that safeguards people and the environment and complies with existing laws and regulations.
We support candidates and political organizations that share and advance our corporate interests. We seek to do all of this ethically and in compliance with all federal, state and local laws, which we achieve through adherence to our policy on political engagement. In California, the Political Reform Act requires disclosure of campaign contributions regarding state and local candidates and expenditures made in connection with lobbying the State Legislature and attempting to influence administrative decisions of state government. Berry reports state and local political contributions and lobbying-related expenses as required by the Political Reform Act and Fair Political Practices Commission regulations. These reports are available on the California Secretary of State’s website: https://cal-access.sos.ca.gov/. A direct link to Berry’s most recent reporting can be found here: https://cal-access.sos.ca.gov/Campaign/Committees/Detail.aspx?id=1012066&view=contributions&session=2023. Berry currently does not participate in political giving campaigns in Utah.

STOCKHOLDER ENGAGEMENT & COMMUNICATION WITH THE BOARD
Our relationship and ongoing dialogue with YOU, our stockholders, is an important part of our Board’s and our executive team’s corporate governance commitment. Building trust with stockholders is important to us and is significantly aided by understanding stockholder viewpoints, priorities and motivations. This understanding and trust is key as we seek to optimize long-term benefits for the Company while reconciling sometimes disparate wants and needs of stakeholders (investors, employees, customers, suppliers, etc.).
The Board welcomes communications from our stockholders and other interested parties. We actively seek input from our stockholders because we value the contribution stockholder engagement gives to overall business success. Our executives meet with stockholders regularly and discuss a variety of matters. In 2024, we held discussions with stockholders representing approximately 23% of our outstanding stock in-person or through telephone or video calls. We provide our Board with reports on the key themes and results of these discussions, and seek to use such engagements to continually inform our corporate practices, reporting and strategic priorities. Additionally, in late 2023 and early 2024, the Company engaged in a constructive dialogue with Trinity Health regarding the Company’s efforts to reduce its methane emissions and make related disclosures. As a result of that dialogue, the Company agreed, consistent with our commitment to enhance and implement our sustainability-related strategy and reporting, to, among other things, set a quantitative methane reduction target and to provide increased disclosures on our efforts and methane reporting in our sustainability reports.
As part of our commitment to accountability and communication, we established a dedicated and direct communication channel to the Company’s executive team and Board. The Board recommends that stockholders initiate communications with the Board (including the Board Chair, the chair of the Board’s Committees, the independent directors as a group and/or any Board member) by writing to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board (including the Chair and any Board committee) and, at the Corporate Secretary’s discretion, to forward those items deemed appropriate for the Board’s consideration as soon as reasonably practicable following receipt. Stockholders and other interested parties may communicate with our executive team or the Board (including the Board Chair, the chair of the Board’s Committees, the independent directors as a group and/or any Board member) by emailing StakeholderEngagement@bry.com or writing to the following address: Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.
Copies of the Board’s Corporate Governance Guidelines, Committees’ charters, and Code of Conduct are available without charge to any person who requests them. Requests should be directed to StakeholderEngagement@bry.com or Berry Corporation, Attn: Corporate Secretary, 16000 N. Dallas Pkwy., Suite 500, Dallas, Texas 75248.

PROPOSAL NO. 2—APPROVAL OF A NON-BINDING RESOLUTION REGARDING THE
COMPENSATION OF NAMED EXECUTIVE OFFICERS FOR 2024 (SAY-ON-PAY)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting a proposal to our stockholders for an advisory vote to approve the compensation of our Named Executive Officers (“NEOs”). This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers (“NEO”). This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this Proxy Statement.

The following resolution is submitted for stockholder vote at the Annual Meeting: “RESOLVED, that the stockholders of Berry Corporation (bry) approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

The Board unanimously recommends that stockholders vote “FOR” this Proposal No. 2.

The purpose of our executive compensation program is to allow us to attract, retain, motivate and reward highly qualified, experienced and performing executives capable of contributing to the continued growth of our Company to maximize returns to our stockholders. To achieve these objectives, we provide what we believe is a competitive total compensation package to our executive through a combination of base salary, annual incentive awards, and long-term equity-based incentives. Consistent with our goal of promoting sustainable, long-term value creation, a significant portion of the total incentive compensation for our executives is related to performance factors that measure our progress against strategic objectives, as well as consideration of market pay practices.
Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which provides a description of the elements and key features of our compensation program, as well as context and rationale for decisions made with respect to the compensation for our NEOs for the year ended December 31, 2024.
As this is an advisory vote, it is not binding on the Board and the outcome will not impact previously granted compensation. However, when evaluating and making future decisions regarding our executive compensation program, the Human Capital & Compensation Committee of the Board will consider the results of this advisory vote, among other factors, including the Committee’s assessment of the interaction of our compensation programs with our strategic objectives, evaluations of our programs by its independent compensation consultant (Meridian Compensation Partners, as further discussed in CD&A), and review of data relating to pay practices of our compensation peer group and the broader industry. Our stockholder advisory vote in 2024 on our 2023 executive compensation program resulted in a greater than 97% approval of such compensation by stockholders; no specific changes were made to our 2024 executive compensation program due to that overwhelmingly positive outcome.
Voting Information and Related Matters
You may vote for, against, or abstain from voting on this Proposal 2. Approval requires the affirmative vote of a majority of the votes cast on the matter; abstentions will have no effect on the outcome of this proposal.
If you are a stockholder of record and you submit your validly executed proxy card (whether by mail, online or phone), the appointed proxies will vote your shares in accordance with your instructions. If you do not indicate how the proxies should vote, the proxies will vote your shares for this proposal. If you hold shares through a broker, bank or other nominee, the nominee will have discretionary authority to vote on this proposal.
We currently intend to hold the next non-binding advisory vote to approve the compensation of our NEOs at our 2026 annual meeting of stockholders, unless our Board modifies its policy of holding this vote on an annual basis.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm (also referred to as the "independent auditor") retained to audit our financial statements.

The Audit Committee has appointed and retained KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The Board is submitting the selection of KPMG as independent auditor for ratification during the Annual Meeting. The Board and the Audit Committee believe the submission provides an opportunity for stockholders to communicate with the Board and the Audit Committee through their vote about an important aspect of corporate governance. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the selection of that firm as our independent auditor.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Although ratification is not required by our bylaws or otherwise, as a matter of good corporate governance, we are asking our stockholders to approve the appointment of KPMG as our independent registered public accounting firm. If the selection of KPMG is not approved, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection of KPMG is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
KPMG has been our independent registered public accounting firm since February 2017. KPMG was also our predecessor company’s independent registered public accounting firm. The Audit Committee considers KPMG to be well-qualified and recommends that the stockholders vote for ratification of this appointment.
A representative of KPMG is expected to be present during the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.
Voting Information and Related Matters
You may vote for, against, or abstain from voting on this Proposal 4. Approval requires the affirmative vote of a majority of the votes cast on the matter; a vote to ABSTAIN will have no effect on the outcome of this proposal.
If you are a stockholder of record and you submit your validly executed proxy card (whether by mail, online or phone), the appointed proxies will vote your shares in accordance with your instructions. If you do not indicate how the proxies should vote, the proxies will vote your shares for this proposal.
If you hold shares through a broker, bank or other nominee, the nominee will have discretionary authority to vote on this proposal.

OTHER AUDIT COMMITTEE MATTERS
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of our independent auditor (also referred to as our “independent registered public accounting firm”); this includes reviewing the independence and quality control procedures of the independent auditor, and reviewing and evaluating the lead partner of the independent auditor. KPMG has served as our independent auditor since February 2017, and was also the independent auditor for our predecessor. The Audit Committee has approved KPMG to serve as independent auditor for the fiscal year ending December 31, 2025.
Audit and Other Fees
The table below sets forth the aggregate fees billed by KPMG, our independent registered public accounting firm, with respect to the last two fiscal years; the Audit Committee pre-approved all of the services provided by the independent auditor.

	2024	2023

Audit Fees(1)	$1,989,717	$2,118,845
Audit-Related Fees(2)	147,000	50,000
Tax Fees(3)	—	—
All Other Fees(3)	—	—
Total Fees	$2,136,717	$2,168,845
_______________
(1)    Audit Fees include fees necessary to perform the annual audit and quarterly reviews of our consolidated financial statements, and services that generally only the independent registered public accounting firm can reasonably provide, such as consents, other attestation services, and assistance with, and review of, documents filed with the SEC. These fees also include accounting consultations performed in conjunction with these audits.
(2)    Audit-Related Fees incurred in 2024 or 2023 relate to procedures performed for comfort letters.
(3)    No Tax Fees or Other Fees were incurred in 2024 or 2023.
The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all audit and non-audit services performed by the independent auditor. Although no non-audit services have been performed to date, if any were proposed to be provided, the Audit Committee would consider, among other factors, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee chair has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee for ratification at a subsequent meeting. The duties of the Audit Committee with respect to the independent registered public account firm are further described in the Audit Committee Charter which is described in this Proxy Statement and a copy of which is posted on our website.

Report of the Audit Committee
The Audit Committee is appointed by the Board of the Company to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements; (2) the independence, qualifications and performance of the Company’s independent registered public accounting firm; (3) the effectiveness and performance of the Company’s internal audit function; and (4) other matters as set forth in the charter of the Audit Committee, which was approved by the Board.
Management is responsible for the preparation of the Company’s financial statements and its financial reporting processes, including the systems of internal controls and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s financial statements and expressing opinions on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of the Company for the year ended December 31, 2024. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also received the written disclosures and communications from the independent registered public accounting firm regarding, and discussed with the independent registered public accounting firm, the matters required to be discussed by applicable standards adopted by the PCAOB, including matters concerning the independence of the independent registered public accounting firm. The Audit Committee has reviewed and discussed KPMG’s independence with KPMG.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board,

Renée Hornbaker, Chair Anne Mariucci, Member Rajath Shourie, Member James Trimble, Member
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) is intended to provide a description of the elements and key features of our executive compensation program, as well as context and rationale for decisions made with respect to the compensation for our Named Executive Officers (“NEO”) for the year ended December 31, 2024.
For purposes of this CD&A and in accordance with SEC rules, our NEOs were determined as of December 31, 2024 and are listed below with the titles that they held as of that date:

Name	Principal Position & Title

Fernando Araujo	Chief Executive Officer
Danielle Hunter	President
Michael Helm(1)	Vice President, Chief Financial Officer and Chief Accounting Officer
A. Trem Smith(2)	Former Executive Chair of the Board
_______________
(1)    As previously disclosed in a Current Report on Form 8-K, Mr. Helm is now serving as Vice President, Chief Accounting Officer, effective January 21, 2025. Concurrently, the Board appointed Jeffrey Magids to serve as Vice President, Chief Financial Officer; Mr. Magids is not a NEO for purposes of this CD&A due to his appointment to CFO post-December 31, 2024.
(2)    As previously disclosed in a Current Report on Form 8-K, effective January 1, 2023, Mr. Smith transitioned from Chief Executive Officer to Executive Chair as part of an executive succession plan, which role was intended for a limited duration to promote an effective transition. In October 2023, the Board determined that Mr. Smith’s term as Executive Chair would expire on March 1, 2024, and on March 5, 2024, Mr. Smith notified the Board of his intention to retire from the Board concurrent with the expiration of his Executive Chair term.

Executive Summary
The purpose of our executive compensation program is to allow us to attract, retain, motivate and reward highly qualified, experienced and performing executives capable of contributing to the continued growth of our Company to maximize returns to our stockholders. To achieve these objectives, we provide what we believe is a competitive total compensation package to our executives through a combination of base salary, annual incentive awards, and long-term equity-based incentives. A pay-for-performance philosophy underpins our executive compensation program: consistent with our goal of promoting sustainable, long-term value creation, a majority of total compensation for our executives is at risk with outcomes tied to achievement of key financial, operational, and strategic performance objectives and total shareholder return. As a result, our performance significantly impacts the realizable values of our NEOs’ compensation. One hundred percent of our short-term incentive awards and at least half of the long-term incentive awards granted to NEOs each year are at risk of complete forfeiture unless applicable performance measures are met.
Specific 2024 highlights include:

•Delivered results better than the midpoint of guidance on production, operational expenses, G&A and capital expenditures
•Reported net income of $19 million, or $0.25 per diluted share and Adjusted Net Income(1) of $52 million, or $0.68 per diluted share. For 2023, net income was $37 million, or $0.48 per diluted share and Adjusted Net Income(1) was $39 million, or $0.51 per diluted share.

•Generated operating cash flow of $210 million, Adjusted EBITDA(1) of $292 million and Free Cash Flow(1) of $108 million. For 2023, operating cash flow was $199 million, Adjusted EBITDA(1) was $268 million, and Free Cash Flow(1) was $126 million.
•Produced 25.4 MBoe/d (93% oil), in upper end of guidance and even to prior year
•Reduced LOE (net of hedges) by 12% year-over-year; lowered G&A compared to 2023 including 6% reduction in Adjusted G&A(1)
•Reduced methane emissions by over 80%, with execution completed ahead of plan
•Finalized year-end proved reserves of 107 MMBoe, up 4% over prior year, with a reserve replacement ratio of 147%(1)(2) and an SEC PV-10 value of $2.3 billion(1)(2)
__________
(1)    Please see “Non-GAAP Financial Measures and Reconciliations” in this Proxy Statement or on our website for the definitions of these non-GAAP financial measures, reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP and more information.
(2)    In accordance with SEC regulations, reserves were estimated using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, excluding escalations based upon future conditions. The average price used to estimate reserves is held constant over the life of the reserves.

Executive Compensation Program Best Practices and Process
Our compensation program is designed to:
•incorporate judicious governance standards and compensation best practices;
•promote the achievement of key short-term and long-term business objectives;
•closely align the interests of our executive teams, importantly including our NEOs, with those of our stockholders; and
•drive long-term value creation.

The following is a summary of some of our executive compensation practices and policies reflected in our 2024 executive compensation program:

✓ What We Do
✓100% of short-term incentive cash awards are at-risk and performance-based
✓60% of executive long-term incentive equity awards are performance-based, and 100% are at-risk (realizable compensation based ultimately on stock price, performance goals and service requirements)
✓Incentive mix is thoughtfully balanced between short-term and long-term components to avoid creating excessive or inappropriate risk taking for the Company
✓Independent Human Capital & Compensation Committee is directly involved in setting short- and long-term incentive performance goals and evaluating performance against those goals in its determination of any earned payouts
✓Meaningful stock ownership guidelines and holding requirements for executive officers and Board members
✓Clawback policy provides for the forfeiture, recovery or reimbursement of incentive-based cash and equity awards in certain situations
✓All employment agreements contain “double trigger” change of control cash severance provisions
✓Independent compensation consultant advises the Human Capital & Compensation Committee
✓Pay policies and practices designed to ensure performance-driven pay that is competitive, fair, and equitable internally and externally

U What We Don't Do
U No uncapped incentives
U No guaranteed bonuses (short-term incentive plan has minimum performance requirements to receive any payout)
U No special or multi-year guaranteed equity grants
U No extraordinary perquisites or non-qualified retirement benefits
U No hedging or pledging of Company stock
U No perquisites or other compensatory arrangements for former executives
U No excessive change in control severance payments or tax gross-ups
U No backdating, repricing, buyout, voluntary surrender, replacing or exchange of underwater stock options / stock appreciation rights without prior stockholder approval
U Prescriptive “change in control” definition means no risk of payment outside of an actual change in control occurring

We believe that the higher an individual’s position is within the Company, the greater the percentage of their compensation that should be at-risk and performance-based to ensure the highest level of accountability to stockholders. This translates to an executive compensation program that links the majority of pay realized by our NEOs to the performance of the Company and the returns delivered to our stockholders, specifically against the quantitative metrics of the annual Short-Term Incentive Plan and stock-based long-term incentives.

2024 TARGET TOTAL DIRECT COMPENSATION:
MAJORITY AT-RISK AND PERFORMANCE-BASED

At-Risk: 81%
Performance-Based: 59%
________________
*     Mr. Smith has been excluded for purposes of these calculations due to the unique nature of his compensation as Executive Board Chair.

Role of the Human Capital & Compensation Committee

Our executive compensation program is overseen by the Human Capital & Compensation Committee of our Board of Directors, with input from our executive team and an independent compensation consultant engaged, directed, and overseen by the Human Capital & Compensation Committee. The Human Capital & Compensation Committee, which is comprised solely of independent directors who meet the heightened SEC standards applicable to service on a compensation committee, is responsible for making compensation-related decisions for our executive officers and evaluating their performance for compensatory purposes. The Committee also oversees the Company's incentive compensation programs applicable to all employees, including our executive officers, which are primarily performance-based.

Role of Management
Members of our executive leadership team, including our CEO, President, and Vice President of Human Resources, provide input to the Human Capital & Compensation Committee with respect to executive compensation, incentive program design and performance objectives, and benchmarking. The Committee believes these individuals provide helpful support in these areas given their understanding of our strategy, business, issues, abilities, risks, opportunities, personnel, the local and broader competitive environment, and industry and peer practices. The Human Capital & Compensation Committee is not obligated to seek input from management or accept management’s recommendations with respect to these or other matters and regularly meets in executive session to discuss such matters outside of the presence of management.
Role of Independent Compensation Consultants
The Human Capital & Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to advise the Committee in evaluating our executive compensation program and setting executive compensation, as well as the design of our short-term and long-term incentive programs for all eligible employees. Meridian has assisted the Human Capital & Compensation Committee with, among other actions, setting executive compensation on an annual basis, including reviewing and refreshing the compensation peer group, providing peer group benchmarking analysis and comparative market data, and advising on regulatory updates and trends on compensation practices and programs. Additionally, Meridian advises the Human Capital & Compensation Committee with the annual review and setting of our non-employee director compensation program, as discussed in “Director Compensation” Representatives of Meridian regularly communicate with our Human Capital & Compensation Committee Chair and participate in Committee meetings, including regularly held executive sessions without management.
At the time of their initial engagement and on an annual basis thereafter in connection with their ongoing engagement, the Human Capital & Compensation Committee reviews the independence of Meridian, considering all factors relevant to Meridian’s independence from management and from members of the Committee. The Human Capital & Compensation Committee last completed this review in February 2025 and affirmatively determined that Meridian was independent and without conflicts of interest under the rules of the SEC and NASDAQ.
Role of Compensation Market Data
On an annual basis, the Human Capital & Compensation Committee reviews the elements and total compensation of each of our executive officers and considers, among other factors, how each executive’s compensation compares to their counterparts in a comparative peer group, including with respect to base salaries, total target cash compensation, total target direct compensation, short-term and long-term incentive opportunities, and incentive program designs. The Committee also considers industry and other market-based compensation data, among other factors. Meridian facilitates this analysis. As part of this process, with Meridian’s assistance, on an annual basis the Human Capital & Compensation Committee reviews the compensation peer group used for comparison purposes to ensure sufficient alignment on key company metrics is maintained, and makes adjustments as appropriate. The compensation peer group used in setting 2024 executive compensation is set forth below:

Amplify Energy Corp.	Ranger Oil Corporation (previously Penn Virginia Corporation)
California Resources Corporation	Riley Exploration Permian, Inc.
Denbury Inc.	Ring Energy, Inc.
Earthstone Energy, Inc.	Silverbow Resources
HighPeak Energy, Inc.	Talos Energy Inc.
Magnolia Oil & Gas Corporation	Vital Energy Inc. (previously Laredo Petroleum, Inc.)
Northern Oil and Gas	W&T Offshore Inc.

With respect to the annual peer group review and selection for purposes of our 2024 compensation program, in July 2024, the Human Capital & Compensation Committee reviewed and adjusted the peer group from that of the prior year, deciding to (1) remove Centennial Resources Corporation and Battalion Oil Corporation due to mergers and (2) add HighPeak Energy, Inc., Riley Exploration Permian, Inc., and W&T Offshore, Inc.

Executive Compensation Structure
The table below summarizes the components of our executive compensation program, and explains how those have been structured to incentivize our NEOs to take actions that are aligned with our short- and long-term strategic objectives, appropriately balancing risks versus potential rewards, ensure accountability to stockholders by aligning executive pay with Company performance, and drive long-term value creation:

Component	Purpose & Design	Certain Practices

Salary: Cash	•Attract and retain talent •Only fixed component - provides a base level of competitive compensation when all other elements are variable and at-risk	•Amounts reflect scope of responsibilities, experience in role, performance and other unique factors with consideration to competitive market compensation values of our peers and industry

Short-Term Incentives (“STI”): Annual Cash Award
•Support strategic results, incentivize performance under the annual plan and foster a pay-for-performance culture
•Design and performance criteria established annually
•100% is at-risk and performance-based; no guaranteed payout
•Majority based on quantifiable, organizational performance metrics (only 10% of 2024 Executive STIP based on individual performance)

•Target payout opportunities (designed as a percentage of base salary) for our executive officer positions are reviewed each year and generally have remained flat year over year
•Actual payout amounts (i.e., realized compensation) are solely based on the Human Capital & Compensation Committee's determination of achievement under the established organizational and individual performance criteria

Long-Term Incentives (“LTI”): Stock-Based Award
•Ensure strong alignment with stockholder interests and incentivize long-term value creation
•Design and performance criteria established annually
•100% is at-risk, with realizable compensation ultimately based on stock price
•60% is performance-based; 40% is time-based

•Grant date values and award sizes are reviewed each year, considering multiple factors including peer benchmarking data as well as our stock price performance leading up to and at the time of grant, availability of remaining shares for furture grants and the pace of use in our 2022 Omnibus Incentive Plan
•The performance mix and design is reviewed each year. Performance metrics have included Total Shareholder Returns (“TSR”) on both an absolute and/or relative basis and Cash Return on Invested Capital. In 2024, 50% of the PSUs granted to our NEOs     were based on Absolute TSR and 50% were based on Relative TSR compared to a peer group established by the Committee

Base Salaries

Base salaries serve to provide fixed cash compensation to our NEOs for performing their ongoing duties and responsibilities. Base salaries are determined for each NEO based on their position and scope of duties and responsibilities. On an annual basis, the Human Capital & Compensation Committee reviews the base salaries of our NEOs and considers, among other factors, whether the base salaries remain appropriately positioned relative to the compensation peer group and internally aligned. For 2024, based on peer compensation data provided by the independent consultant and other considerations, the Human Capital & Compensation Committee approved an approximately 5% increase in base salaries for Mr. Araujo and Mr. Helm, in each case to better align with market practices reflected by the compensation peer group. Mr. Smith’s and Ms. Hunter’s base salaries remained the same. The base salary earned by each NEO for the 2024 fiscal year is reported in the succeeding Summary Compensation Table.

Short-Term Incentive - Annual Cash Award (STIP)

Short-term cash incentive awards are used to motivate and reward our NEOs. Each NEO is eligible to receive an annual cash bonus award, with the threshold, target and maximum payout opportunities for each executive established by the Human Capital & Compensation Committee each year under our short-term incentive plan (“STIP”). As discussed below, while the employment agreements in place with our NEOs do contemplate specific target and maximum payout opportunities, the Human Capital & Compensation Committee contractually retains full authority to set those values on an annual basis in its sole discretion (and may set those higher or lower than what is provided for in the employment agreements). The STIP design, including the performance measures and goals and the relative weighting of those metrics, are determined by the Human Capital & Compensation Committee on an annual basis in connection with the Board’s approval of our annual budget and plan. While the Human Capital & Compensation Committee has adopted a formula-driven approach for the STIP, the Committee retains the right to exercise positive or negative discretion in determining the actual payout amount of aggregate or individual awards under the STIP, which includes consideration of, for example, our financial results, current and forecasted financial condition and macro-economic conditions at the time of the payout.

In February 2024, the Human Capital & Compensation Committee established the 2024 STIP applicable to our NEOs and reviewed management’s proposed 2024 STIP for our non-executive employees to ensure equity and alignment. The 2024 STIP for executives was comprised of:

1.Organizational performance objectives, the metrics for which were quantitative with performance metrics and goals based on the current year’s budget and plan; and

2.Individual performance objectives, the metrics for which were based on specific performance objectives supporting the achievement of the Company’s near and longer term strategic goals and tailored to each executive’s role and responsibilities.

In connection with establishing the 2024 STIP, the Human Capital & Compensation Committee also established the target cash bonus amount for each NEO of $550,000 for Mr. Araujo, $475,000 for Ms. Hunter, $316,000 for Mr. Helm. Mr. Smith was not eligible for a cash bonus award in 2024 due to the impending termination of his Executive Chair position in March 2024. Depending on both the Company’s and the executive’s individual performance under the established performance criteria, the payout opportunity for each NEO ranged from 0% of target (for performance under the established “threshold” goals) to 200% of target (for performance meeting or exceeding the established “maximum” goals) of the target value. For our NEOs in aggregate, the average payout under the 2024 STIP was approximately 102% of the target opportunity.

The construct for the 2024 STIP for the NEOs is set forth below:

2024 STIP
INDIVIDUAL	ORGANIZATIONAL
Strategic	Financial & Operational	HSE

10%	80%	10%

2024 STIP ORGANIZATIONAL PERFORMANCE OBJECTIVES: (Quantitative, Interpolation)(1)
			GOALS			ACHIEVEMENT
MEASURE	UNIT	WEIGHT	THRESHOLD	TARGET	MAXIMUM	ACTUAL	UNWEIGHTED	WEIGHTED

Financial & Operational
Adjusted EBITDA(2)(9)	MM$	30%	197	282	423	292	107%	32.1%
Adjusted Free Cash Flow(3)(9)	MM$	30%	38	54	81	56	109%	32.7%
Adjusted G&A(4)(9)	MM$	10%	63.0	60.6	57.6	63.9	0%	0%
Total Operating Expense(5)	$/boe	10%	29.11	26.46	23.82	26.07	115%	11.5%
HSE
Total Recordable Incident Rate (TRIR)(6)	Ratio	3.3%	1.0	0.6	0.5	0.64	95%	3.2%
Motor Vehicle Incident Rate (MVIR)(7)	Ratio	3.3%	1.0	0.7	0.4	0	200%	6.7%
Spill Value Lost(8)	$M	3.3%	490	390	290	36	200%	6.7%
________________
(1)    Calculated as follows:
• 0% if achievement less than Threshold
• 50% upon achievement of Threshold
• 100% upon achievement of Target
• 200% upon achievement of Maximum
For performance between “Threshold” and the “Target” and between “Target” and the “Maximum,” linear interpolation is used to determine the payout percentage.
(2)    Adjusted EBITDA is calculated same as publicly reported.
(3)    Adjusted Free Cash Flow is calculated as operating cash flows less capital expenditures, and adjusted for specified transaction-related deferred payments, amounts reallocated from capital expenditures to property acquisitions, long-term incentive plan related cash compensation expenses, and certain non-recurring costs determined appropriate and approved by the Committee (for example, severance related costs resulting from a reduction in force).
(4)    Adjusted G&A is calculated same as publicly reported, except adjusted for capitalized overhead.
(5)    Operating expense is calculated as the sum of lease operating expenses, electricity generation expenses, marketing expenses, transportation expenses, cash settlements on gas purchases hedges less electricity sales and marketing and other revenues, and adjusted for long-term incentive plan related compensation expenses.

(6)    TRIR calculated in alignment with standard OSHA methodology.
(7)    MVIR calculated by multiplying the number of Motor Vehicle Accidents by 1,000,000 (miles), then dividing by the total mileage driven in Company vehicles by employees during the calendar year.
(8)    Spill Value Lost calculated in alignment with industry practices.
(9)    Please see “Non-GAAP Financial Measures and Reconciliations” in this Proxy Statement for the definitions of these non-GAAP financial measures, reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP and more information.

Individual performance objectives comprised 10% of each NEO’s 2024 STIP target opportunity, based on specific individual goals tailored to each executive’s role and responsibilities approved by the Committee. The 2024 individual goals for each NEO were designed to ensure a successful executive leadership transition and the development of a strategic framework for sustainable shareholder returns and long-term value creation. When review the Company’s and each NEO’s performance during 2024, the Committee evaluated each NEO’s achievements compared to their respective established individual goals, along with their individual contributions to the Company’s overall success for the year, to determine what percentage of the individual goals were deemed to be earned for the year.
The table below shows the performance levels achieved with respect to the 2024 STIP objectives:

	2024		Weighted Average Performance Factor Payouts (% of Target)
	Target as % of Salary	Target Opportunity	Individual	Financial & Operational	HSE	TOTAL	Award Payout
	%	($)	(%)	(%)	(%)	(% of Target)	($)
Fernando Araujo	100%	550,000	10.0%	76.2%	16.5%	102.7%	564,850

Danielle Hunter	100%	475,000	10.0%	76.2%	16.5%	102.7%	487,825

Michael Helm	80%	316,000	7.5%	76.2%	16.5%	100.2%	316,632

Long-Term Incentive Compensation

In 2022, we adopted the Berry Corporation (bry) 2022 Omnibus Incentive Plan (as amended from time to time the “LTIP”), pursuant to which we may grant various types of stock, stock-based, and cash awards to our employees and non-employee directors (prior to 2022, these awards were granted under the Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan (such awards, together with awards granted under the LTIP, the “LTIP Awards”)). The purpose of the LTIP is to foster a pay-for-performance culture by providing a means to design awards that incentivize actions that are aligned with the Company’s short- and long-term strategic objectives, link the pay realized by our NEOs to the performance of the Company and the returns to our stockholders, and drive long-term value creation. The LTIP also helps to attract and retain critical talent by affording employees a means to acquire and maintain stock ownership or earn other compensation, the value of which is tied to the performance of the Company and interests of stockholders.

Our NEOs are eligible to receive an annual equity award under the LTIP, with the grant date value and award size, as well as the structure, type, performance criteria and other terms and conditions, established by the Human Capital & Compensation Committee each year. Since our IPO in 2018 through and including the 2024 LTIP Awards, the annual LTIP Awards granted to our NEOs have been comprised of stock settled awards, specifically: 40% in the form of restricted time-based stock units (“RSUs”) and 60% in the form of performance-based stock units (“PSUs”). This mix reflects our appreciation for the retentive value of time-based awards and our belief that well-rounded long-term equity-based compensation should provide executives with a sufficient amount of time-based awards to avoid incentivizing excessive risk-taking.

The 2024 LTIP awards, granted on March 1, 2024, had effective date values of $2,200,000 for Mr. Araujo, $1,350,000 for Ms. Hunter and $580,000 for Mr. Helm. Mr. Smith was not eligible for a cash bonus award in 2024 due to the impending termination of his Executive Chair position in March 2024. The 2024 LTIP Awards to our NEOs (excluding Mr. Smith) were comprised as follows:

RSUs

RSUs comprised 40% of the total 2024 LTIP Award granted to each NEO (other than Mr. Smith). These RSUs are subject to a time-based vesting schedule, vesting in equal increments on the first, second and third anniversary of the grant date (also subject to continuous employment through each vesting date, with certain exceptions specified in the award agreements and described under “—Potential Payments Upon Termination or Change in Control”).

PSUs

PSUs comprised the remaining 60% of the total 2024 LTIP Award granted to each NEO (other than Mr. Smith). The PSUs will cliff vest on the third anniversary of the grant date and pay out in a number of shares determined based on the performance level attained during the performance period (and subject to continuous employment through the vesting date, with certain exceptions specified in the award agreements and described under “—Potential Payments Upon Termination or Change in Control.”). The number of shares that could be delivered to each NEO ranges between 0% and 200% of the number of PSUs granted. The PSUs granted were split evenly based on two different performance metrics, such that 50% of the PSUs will vest and pay out based on Absolute TSR over the three-year performance period of January 1, 2024 through December 31, 2026 and the remaining 50% will vest and pay out based on Relative TSR over the same three-year performance period.

•Absolute TSR PSUs: Performance measures based on Absolute TSR, defined per share of common stock as changes in stock price plus dividends paid assuming reinvestment, over the performance period of January 1, 2024 through December 31, 2026. The table below shows the percentage of PSUs that may be earned depending on the Absolute TSR performance achieved; the number of shares that payout will be determined using straight line interpolation between the listed values.

3-Year Annualized Absolute TSR	Percentage of Target PSUs that Vest
≥25%	200%
15.0%	150%
10.0%	100%
7.5%	75%
5.0%	25%
<0%	—%

•Relative TSR PSUs: Performance measures based on Relative TSR, defined per share of common stock as changes in stock price plus cumulative dividends, with TSR measured on a relative basis to the TSR of the forty six other exploration and production companies in the Vanguard World Fund—Vanguard Energy ETF Index plus the S&P SmallCap 600 Value Index, over the performance period of January 1, 2024 through December 31, 2026. The table below shows the percentage of PSUs that may be earned depending on the Relative TSR performance achieved; the number of shares that payout will be determined using straight line interpolation between the listed values.

Relative TSR Percentile Ranking	Percentage of Target PSUs that Vest
≥90th	200%
≥75th	150%
≥50th	100%
≥25th	25%
<25th	—%

2022-2024 Performance. The end of fiscal year 2024 marked the end of the three-year performance period for PSUs granted in fiscal year 2022. The PSUs vested on March 1, 2025 with 50% of the PSUs subject to a combination of absolute and relative TSR performance and the other 50% based on average CROIC, in both instances during the performance period of January 1, 2022 through December 31, 2024. For this performance period, we achieved three-year absolute and relative TSR resulting in a 0% payout for this component and three-year average CROIC also resulting in a 0% payout for this component. No payouts have yet been earned with respect to the PSUs awarded in fiscal years 2023 and 2024, which have three-year performance periods ending at the end of fiscal years 2025 and 2026, respectively.

Employment Agreements

We maintain employment agreements with each of Messrs. Araujo and Helm and Ms. Hunter (each, an “Employment Agreement” and, collectively, the “Employment Agreements”). The purpose of the Employment Agreements is to provide market-competitive compensation arrangements that attract and retain talent. The Employment Agreements originally provided those NEOs with (a) an annualized base salary of (i) $525,000 for Mr. Araujo, (ii) $475,000 for Ms. Hunter, and (iii) $375,000 for Mr. Helm; (b) eligibility to receive an annual short-term incentive cash award with a target opportunity based on a percentage of each NEO’s base salary (i) for Mr. Araujo, and Ms. Hunter, 100%, and (ii) for Mr. Helm, 80%; (c) eligibility to receive annual long-term incentive equity awards with a contemplated grant date value based on a percentage of each other NEO’s base salary (i) for Mr. Araujo, 381%, (ii) for Ms. Hunter, 284% and (iii) for Mr. Helm, 120%; and (d) a tax reimbursement payment to the extent the NEO’s compensation is subject to California state income taxes.

Pursuant to the Employment Agreements, the actual amount of each NEO’s base salary, STIP target opportunity and LTIP Awards are subject to review and determination by the Human Capital & Compensation Committee, in its sole discretion, on an annual basis. With respect to 2024, based on peer compensation data provided by the independent consultant and other considerations, the Human Capital & Compensation Committee approved an approximately 5% increase in base salary for each of Mr. Araujo and Mr. Helm to $550,000 and $395,000, respectively, and the 2024 LTIP Awards granted on March 1, 2024 had effective grant date values of $2,200,000 for Mr. Araujo, $580,000 for Mr. Helm, and $1,350,000 for Ms. Hunter. The 2024 STIP opportunity target value for each NEO was set at the same levels contemplated in their respective Employment Agreements.

The Employment Agreements contain certain restrictive covenants, including restrictions on the disclosure or use of confidential information. The Employment Agreements also provide for certain severance and change in control benefits, as described below in “—Potential Payments Upon Termination or Change in Control.”

In connection with Mr. Smith’s transition to Executive Chair effective January 1, 2023, we entered into an executive chair agreement with him, which terminated on March 1, 2024 at the completion of the initial term on such date; effective as of such date, the Company owed no further obligations to Mr. Smith under the agreement. Mr. Smith’s executive chair agreement provided for an annualized base salary of $650,000, an annual STIP target opportunity of $350,000, and an annual LTIP Award with a targeted grant date value of $500,000. Due to the termination of Mr. Smith’s Executive Chair position, he did not participate in our 2024 STIP or LTIP programs.

Other Benefits

We offer participation in a broad-based retirement plan intended to provide benefits under Section 401(k) of the U.S. Internal Revenue Code (the “Code”), pursuant to which our employees, including our NEOs, are permitted to contribute a portion of their eligible compensation to a tax-qualified retirement account. We provide discretionary matching contributions in an amount equal to 100% of the first 6% of eligible compensation contributed to the 401(k) plan. All matching contributions vest immediately. Additionally, we provide a tax reimbursement payment to certain NEOs that do not reside in California to the extent that any of their compensation is subject to California state income taxes. Any amounts provided with respect to the 2024 fiscal year have been reflected within the Summary Compensation Table below.

Other Compensation Policies and Practices

Tax and Accounting Implications of Executive Compensation Decisions

The Human Capital & Compensation Committee and the Board review and consider the tax, accounting, and securities law implications of our executive compensation program when making determinations.

As a public corporation, we are subject to the deduction limitations under Section 162(m) of the Code (“Section 162(m)”). Section 162(m) prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. The Human Capital & Compensation Committee is mindful of these limitations but reserves the right to pay non-deductible compensation to our executive officers if the Committee determines that such compensation is in the best interests of the Company.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy, prohibits employees, officers, directors, consultants and contractors from engaging in certain transactions with respect to our common stock, including short sales, transactions in derivatives, holding our common stock in margin accounts, pledging our common stock as collateral or entering into hedging transactions for our common stock. For information regarding anti-hedging and pledging policies, please see the “Corporate Governance-Hedging and Pledging” section of this proxy statement.

Stock Ownership Guidelines

To ensure alignment with our stockholders’ interests, all executive officers are required by our stock ownership guidelines to own common stock in the Company: for our CEO and, if one has been appointed, our Executive Chair of the Board, with a value of not less than five times such person’s annual base salary, and for our other executive officers, with a value of not less than three times such person’s annual base salary. Each executive has five years to meet the requirements, starting from the later of (a) May 14, 2019, which is the date the guidelines were adopted (unless a later amendment specifically changes the compliance requirements), and (b) the date such person is appointed to a covered officer position. The Human Capital & Compensation Committee reviews the holdings of all executive officers on an annual basis to ensure compliance with the stock ownership guidelines. Until compliant, the executives are prohibited from selling or transferring any stock acquired through the vesting of LTIP Awards, subject to certain limited exceptions (for example, to satisfy any applicable tax withholding obligation due in connection with a LTIP Award vesting). For purposes of the stock ownership guidelines, stock includes, among other things, stock underlying unvested time-vesting restricted stock units, but excludes unearned and unvested performance-vesting restricted stock units. Each of our NEOs is currently compliant or on track to reach compliance within the requisite period.

Clawback Policy

On July 26, 2023, we amended the Berry Corporation (bry) Compensation Recoupment and Clawback Policy (the “Clawback Policy”). The Clawback Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Rule 5608 of the NASDAQ Rulebook. Under the terms of the Clawback Policy, in the event of a restatement of our financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws, the Board or a committee thereof shall take reasonably prompt action to cause us to recover the amount of any incentive compensation granted, awarded or paid to a covered employee within the preceding 36-month period to the extent the value of such compensation was in excess of the amount of incentive compensation that would have been granted, awarded or paid had the financial statements been in compliance with the financial reporting requirements. Each executive officer, including our NEOs and certain former executive officers, are considered “Covered Persons” for purposes of the Clawback Policy.

Compensation-Related Risk Assessment

On an annual basis, the Human Capital & Compensation Committee assesses the risks that could arise from the Company’s compensation program; the Committee’s independent compensation consultant assists the Committee in its assessment of our executive compensation program. We do not believe that the Company’s compensation program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. Overall, we believe that the balance within our executive compensation program encourages our employees, including our NEOs, to focus on both short- and long-term strategic goals, thereby creating an ownership culture and helping to align the interests of our employees and our stockholders. In conducting its assessment, the Committee considered the following factors as they relate to our executive compensation program:

•The balance of fixed and at-risk compensation, as well as the balance of cash and equity-based compensation;
•The annual benchmarking of executive compensation relative to both peer companies and relevant survey data;
•The balanced focus on both short-term and long-term financial goals;
•Specific performance goals are reviewed and approved by the Committee;
•The use of multiple financial performance goals so as to avoid over-emphasis on any one metric;
•Incentive-based awards are subject to clawback policies in the event of restatements of the Company’s financial results;
•Long-term incentives have a three-year performance and vesting period;
•The existence of caps on the potential maximum incentive payouts;
•Robust stock ownership guidelines for management;
•The prohibition on directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities; and
•The Committee’s composition of solely independent directors and retention of an independent compensation consultant.

Policies and Practices Related to the Grant of Certain Equity Awards in Relation to the Release of Material Non-Public Information

Since our IPO in 2018, we have not granted stock options or option-like equity awards to our employees or directors, nor are we currently planning to do so for a number of reasons, including consideration of industry and compensation peer group practices. Therefore, we do not currently have a formal practice or policy with respect to the grant of stock options or option-like awards.

Report of the Compensation Committee

The Human Capital & Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management. Based on the reviews and discussions referred to in the foregoing sentence, the Committee recommended to the Board that the CD&A be included in this proxy statement for the year ended December 31, 2024.

Anne Mariucci, Chair
Matthew Bob
Renée Hornbaker
Rajath Shourie
James Trimble

Summary Compensation Table

The following table summarizes the compensation earned by our NEOs for the fiscal years ended December 31, 2024, 2023, and 2022, respectively, to the extent that the individual was an NEO for that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Fernando Araujo Chief Executive Officer	2024	$550,000	$—	$2,499,494	$564,850	$48,551	$3,662,895
	2023	$525,000	$—	$2,288,176	$559,125	$19,800	$3,392,101
	2022	$480,000	$—	$1,630,079	$451,200	$18,300	$2,579,579
Danielle Hunter President	2024	$475,000	$—	$1,533,785	$487,825	$33,966	$2,530,576
	2023	$475,000	$—	$1,544,335	$505,875	$89,488	$2,614,698
Michael Helm VP, Chief Financial Officer and Chief Accounting Officer(1)	2024	$395,000	$—	$658,962	$316,632	$35,854	$1,406,448
	2023	$375,000	$—	$514,783	$319,500	$44,196	$1,253,479
A. Trem Smith Former Executive Chair of the Board	2024	$137,500	$—	$—	$—	$166,013	$303,513
	2023	$650,000	$2,600,000	$619,957	$300,000	$410,927	$4,580,884
	2022	$650,000	$—	$4,414,801	$656,500	$245,105	$5,966,406
________________
(1)    Mr. Helm’s title as of December 31, 2024 was Vice President, Chief Financial Officer and Chief Accounting Officer, but as previously disclosed in a Current Report on Form 8-K, Mr. Helm’s current title is Vice President, Chief Accounting Officer, effective January 21, 2025.
(2)    Amounts reported reflect the aggregate grant date fair market value of the awards of RSUs and PSUs granted to each NEO, computed in accordance with FASB ASC Topic 718 (“ASC 718”). Amounts reported with respect to PSUs in the table assume a payout equal to 100%. At maximum performance, the value of the 2024 PSUs on the grant date would be $3.2 million, $2.0 million and $0.9 million, for Mr. Araujo, Ms. Hunter, and Mr. Helm, respectively. For additional information, please see Note 6 of our Annual Report on Form 10-K for each of the year ended December 31, 2024.
(3)    Amounts reported reflect the cash bonus awards earned by each NEO based on performance under the STIP for the performance year (which is set on a fiscal year basis), which is paid in the first quarter of the subsequent year. See “—Narrative Disclosure to Summary Compensation Table—Short-Term Cash Incentive Compensation” for additional information.

(4)     Amounts reported reflect: (a) Company matching contributions to the NEO’s 401(k) plan accounts (offered to all employees); (b) California tax reimbursements to the NEOs as detailed in the table below; and (c) solely with respect to Mr. Araujo, a housing benefit of $22,995 in connection with his move to the Company’s executive headquarters in Dallas, Texas following his transition to Chief Executive Officer.

Named Executive Officer	Year	Company 401(k) Plan Contributions ($)	California Tax Reimbursements ($)	Housing Benefit ($)	Total ($)

Fernando Araujo	2024	$20,700	$4,856	$22,995	$48,551
Danielle Hunter	2024	$20,700	$13,266	$—	$33,966
Michael Helm	2024	$20,700	$15,154	$—	$35,854
A. Trem Smith	2024	$20,700	$—	$—	$20,700

Grants of Plan-Based Awards for the 2024 Fiscal Year

The following table shows the values of the STIP target opportunities set for the NEOs and the LTIP Awards granted to NEOs during 2024:

	Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Options Awards ($)(4)
Name		Grant Date	Target (S)	Maximum (S)	Target (#)	Maximum (#)
Fernando Araujo	2/28/2024	3/01/2024					123,249	$887,393
	2/28/2024	3/01/2024			92,437	184,874		$769,076
	2/28/2024	3/01/2024			92,437	184,874		$843,025
			$550,000	$1,100,000
Danielle Hunter	2/28/2024	3/01/2024					75,630	$544,536
	2/28/2024	3/01/2024			56,723	113,446		$471,935
	2/28/2024	3/01/2024			56,723	113,446		$517,314
			$475,000	$950,000
Michael Helm	2/28/2024	3/01/2024					32,493	$233,950
	2/28/2024	3/01/2024			24,370	48,740		$202,758
	2/28/2024	3/01/2024			24,370	48,740		$222,254
			$316,000	$632,000
________________
(1)    These columns represent the target and maximum possible values for 2024 STIP awards for each NEO. The actual value of 2024 STIP awards paid to our NEOs can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)    These columns reflect the target and maximum number of PSUs that may be earned by the respective NEO with respect to the PSU awards granted in 2024.
(3)    This column reflects the number of RSUs granted to each of Messrs. Araujo and Helm and Ms. Hunter.
(4)    The amounts in this column represent the grant date fair value of RSUs granted to Messrs. Araujo and Helm and Ms. Hunter and PSUs granted to each NEO pursuant to the LTIP, as computed in accordance with FASB ASC Topic 718. See Note 6 to our Consolidated Financial Statements on Form 10-K for the year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2024:

Name	Grant Date	Outstanding Equity Awards as of December 31, 2024
		Number of Shares or Units of Stock that have Not Vested (#)(1)		Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Fernando Araujo
RSUs	3/1/2024	123,249	(2)	$509,018
PSUs	3/1/2024				46,219	(3)	$190,884
RSUs	2/19/2023	59,798	(2)	$246,966
PSUs	2/19/2023				50,455	(4)	$208,379
RSUs	2/19/2022	21,573	(2)	$89,096
PSUs	3/1/2022				64,800	(5)	$267,624
Danielle Hunter
RSUs	3/1/2024	75,630	(2)	$312,352
PSUs	3/1/2024				28,362	(3)	$117,135
RSUs	2/19/2023	40,359	(2)	$166,683
PSUs	2/19/2023				34,053	(4)	$140,639
RSUs	2/19/2022	19,101	(2)	$78,887
PSUs	3/1/2022				57,375	(5)	$236,959
Michael Helm
RSUs	3/1/2024	32,493	(2)	$134,196
PSUs	3/1/2024				12,185	(3)	$50,324
RSUs	2/19/2023	13,453	(2)	$55,561
PSUs	2/19/2023				11,351	(4)	$46,880
RSUs	2/19/2022	12,335	(2)	$50,944
________________
(1)    Represents equity awards outstanding as of December 31, 2024. The market value was calculated by multiplying the number of outstanding units on December 31, 2024 and the closing price of a share of our common stock on December 31, 2024, which was $4.13.
(2)    One-third of the RSUs vest will vest each of the first, second and third anniversary of the grant date (subject to the NEOs continued employment through the vesting date, unless otherwise provided in the award agreement).
(3)    These PSUs will vest on March 1, 2027 (subject to the NEOs continued employment through the vesting date, unless otherwise provided in the governing award agreement), with 50% of the PSUs subject to Absolute TSR performance and the other 50% based on Relative TSR performance compared to an established performance peer group, in both instances during the performance period of January 1, 2024 through December 31, 2026. In accordance with the SEC rules, the number of shares presented in this table reflects the threshold potential payout, which (a) with respect to the absolute TSR-based PSUs is 25% of the PSUs granted, and (b) with respect to the relative TSR-based PSUs, is 25% of the PSUs granted; provided, however, that depending on performance no (zero) shares may actually be delivered. For additional information, including discussion of the performance vesting conditions, please see “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan—Performance Stock Units (PSUs)” in this proxy statement.
(4)    These PSUs will vest on February 19, 2026 (subject to the NEOs continued employment through the vesting date, unless otherwise provided in the governing award agreement), with 50% of the PSUs subject to Absolute TSR performance and the other 50% based on average CROIC, in both instances during the performance period of January 1, 2023 through December 31, 2025. In accordance with the SEC rules, the number of shares presented in this table reflects the threshold potential payout, which (a) with respect to the TSR-based PSUs is 25% of the PSUs granted, and (b) with respect to the CROIC-based PSUs, is 50% of the PSUs granted; provided, however, that depending on performance no (zero) shares may actually be delivered. For additional information, including discussion of the performance vesting conditions, please see “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan—Performance Stock Units (PSUs)” in this proxy statement.
(5)    These PSUs vested on March 1, 2025 (subject to the NEOs continued employment through the vesting date, unless otherwise provided in the governing award agreement), with 50% of the PSUs subject to a combination of Absolute and Relative TSR performance and the other 50% based on average CROIC, in both instances during the performance period of January 1, 2022 through December 31, 2024. In accordance with the SEC rules, the number of shares presented in this table reflects the target and threshold potential payouts on the TSR-based PSUs and the CROIC-based PSUs, respectively; which (a) with respect to the TSR-based PSUs is 100% of the PSUs granted, and (b) with respect to the CROIC-based PSUs, is 50% of the PSUs granted. Actual performance of TSR-based PSUs and the CROIC-based PSUs were below their respective thresholds and no (zero) shares were earned and delivered for these PSUs. For additional information, including discussion of the performance vesting conditions, please see “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan—Performance Stock Units (PSUs)” in this proxy statement.

Option Exercises and Stock Vested in the 2024 Fiscal Year

The following table provides information, on an aggregate basis, regarding stock awards held by our NEOs that vested during the fiscal year ended December 31, 2024. None of our NEOs had options that were exercised in 2024 or hold stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Fernando Araujo	332,342	$2,269,896
Danielle Hunter	298,545	$2,039,062
Michael Helm	35,543	$242,759
A. Trem Smith	684,985	$4,678,448
________________
(1)    This column reflects the number of RSUs and PSUs held by each NEO that vested during the 2024 fiscal year.
(2)    The amounts reflected in this column represent the aggregate market value realized by each NEO upon vesting of the RSUs and PSUs, computed based on the closing price of our common stock on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

The following disclosures discuss the payments and benefits that each of our NEOs would have been eligible to receive upon certain termination events, assuming that each such termination occurred on December 31, 2024. As a result, the payments and benefits disclosed represent what would have been due and payable to our NEOs under the applicable agreements and plans in existence between each NEO and the Company as of December 31, 2024; this disclosure does not reflect any changes to such agreements or plans, or new agreements or plans adopted, after December 31, 2024, unless specifically stated.

Executive Chair Agreement with Mr. Smith

As previously discussed in the CD&A and disclosed in Current Reports on Form 8-K, while Mr. Smith was serving as our Executive Chairman, he was party to an Executive Chair Agreement with an initial term that ended March 1, 2024. Upon the expiration of his term as Executive Chairman, the Executive Chair Agreement terminated and Mr. Smith received no further benefits under the agreement.

Termination of Employment Generally under the Employment Agreements

Under the Employment Agreements with each of Mr. Araujo and Ms. Hunter, if the respective NEO’s employment is terminated by the Company without “Cause” (as such term is defined below and including due to death or disability), by the NEO for “Good Reason” (as each term is defined below) or if the Company elects not to renew the term of the NEO’s Employment Agreement, in each case, other than during the 12-month period following a “Sale of the Company” (as such term is defined below), then the NEO is eligible to receive an amount equal to two times the sum of the NEO’s base salary plus the value of the STIP opportunity target for the year in which the termination of employment occurs, payable in 24 substantially equal monthly installments (the “Continued Payments”). Mr. Araujo and Ms. Hunter are each also eligible to receive a lump-sum payment of any earned but unpaid STI award for the calendar year ending prior to the termination date and a prorated STIP award for the year in which the termination occurs, and reimbursement of up to 18 months of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under our group health plans.
Mr. Helm’s Employment Agreement provides that if Mr. Helm’s employment is terminated by the Company without “Cause” (as such term is defined below), then he is eligible to receive an amount equal to his base salary, payable in 12 substantially equal monthly installments and a lump sum payment equal to the pro-rata portion of the value of Mr. Helm’s STIP opportunity target for the year in which the termination occurs, payable on or before the such annual bonuses are paid to employees (but in no event earlier than 60 days after the date of termination nor later than March 15th of the year following the calendar year ending prior to the date of termination). Mr. Helm is also eligible to receive a lump-sum payment of any earned but unpaid STI award for the calendar year ending prior to the termination date.
The severance benefits described above and below in the section of this proxy statement entitled “Termination of Employment in Connection with a Change in Control under the Employment Agreements” are subject to the NEO’s execution, delivery and non-revocation of a release of claims in favor of us and continued compliance with applicable restrictive covenants.
Under the Employment Agreements, “Cause” generally means, with respect to a NEO, any of the following: (i) the repeated failure to fulfill his obligations with respect to his employment; (ii) a conviction of, or plea of guilty or no contest to, a felony or to a crime involving moral turpitude resulting in financial or reputational harm to us or any of our affiliates; (iii) engagement in conduct that constitutes gross negligence or gross misconduct in carrying out his job duties; (iv) a material violation of any restrictive covenant to which he is subject; (v) any act involving dishonesty relating to, and adversely affecting, our business; or (vi) a material breach of our written code of ethics or any of our other material written policies or regulations (and in the case of (i) and (vi), if able to be cured, remaining uncured for 30 days following written notice from us).
Under the Employment Agreements, “Good Reason” generally means the occurrence of any of the following without the NEO’s written consent: (i) a material reduction in base salary, other than reductions of less than 10% as part of reductions to base salaries of all similarly situated executives; (ii) a permanent relocation of his principal place of employment by more than 30 miles; (iii) any material breach by us of any material provision of the Employment Agreement; (iv) our failure to obtain an agreement from any successor to assume the Employment Agreement; or (v) a material diminution in the nature or scope of the NEO’s authority or responsibilities. Each of the conditions described above is subject to customary notice and cure provisions.

Termination of Employment in Connection with a Change in Control under the Employment Agreements
All benefits provided under the Employment Agreements with respect to termination of employment in connection with a change in control are considered “double trigger,” meaning that the Named Executive Officer must be terminated without Cause or for Good Reason within the 12-month period following a “Sale of the Company” (as such term is defined below) in order to receive any such benefits. With respect to Mr. Araujo and Ms. Hunter, in such event, the NEO’s Continued Payments will be increased to three times the sum of the NEO’s base salary plus the value of the STIP opportunity target for the year in which such termination occurs. Mr. Araujo and Ms. Hunter are also eligible for reimbursement of up to 18 months of COBRA continuation coverage under our group health plans and, if such NEO is still receiving COBRA continuation coverage 18 months following such termination, the executive will be entitled to receive an additional payment in an amount not to exceed the value of 18 months of COBRA continuation coverage.
Mr. Helm’s Employment Agreement does not provide for specific benefits in connection with a change in control; however, Mr. Helm is party to a change in control agreement (the “CIC Agreement”) which provides for the following “double trigger” benefits upon a termination of employment by the Company without Cause or by the Employee for Good Reason (as defined in the CIC Agreement, which is substantially the same as the definition in the Employment Agreements described in the above section "Termination of Employment Generally under the Employment Agreements") within the 12-month period following a Sale of the Company. In such event. Mr. Helm shall be entitled to a lump sum payment equal to two times the sum of (i) the greatest of (A) his base salary for the calendar year in which his termination occurs, (B) his base salary in effect immediately prior to a Sale of the Company, or (C) his base salary prior to the occurrence of Good Reason and (ii) an amount equal to his target annual cash incentive bonus for the year in which his termination occurs. Mr. Helm is also eligible for reimbursement of up to 12 months of COBRA continuation coverage under our group health plans.
Under the Employment Agreements, “Sale of the Company” generally means the first to occur of (i) any “person” (other than certain related parties), becoming the beneficial owner, directly or indirectly, of securities representing more than 50% of the then outstanding voting securities of the Company or the combined voting power of the Company; (ii) the directors of our Board as of the first day of such period (the “Incumbent Directors”), cease for any reason to constitute a majority of our Board, provided that a director elected or nominated by our stockholders (other than as a result of an actual or threatened proxy contest) whose appointment was approved by a majority of the Incumbent Directors shall be considered an Incumbent Director for this purpose; and (iii) consummation of any reorganization, merger, consolidation, sale of at least 75% of the Company’s assets or other business combination involving the Company or any of its subsidiaries unless (a) the voting securities outstanding immediately prior to the combination continue to immediately following the combination, continue to represent more than 50% of the then outstanding voting securities immediately following the combination, (b) no person owns 50% or more of the then outstanding equity interests of the Company or the successor entity or (c) a majority of the Board is comprised of Incumbent Directors following the combination.
Treatment of LTIP Awards upon a Termination of Employment Generally (not in connection with a Change in Control)
Pursuant to the award agreements governing currently outstanding LTIP Awards held by each of the NEOs, upon a termination of employment by the Company without Cause or by the NEO for Good Reason, (1) a prorated portion of the RSUs will vest with respect to the number of RSUs that would have vested had the executive remained employed for 12 months following the termination date and be settled within 30 days of such termination and (2) a prorated portion of the PSUs will vest calculated based on actual performance determined based on a shortened performance period beginning on the first day of the original performance period and ending on the date of such termination and be settled within 60 days of such termination.
Upon a termination of employment due to death or disability, such RSUs and PSUs will vest in full (with the PSUs vesting at the target level) and will be settled within 30 days of such termination.

Upon a termination of employment by the Company for Cause or by the Employee without Good Reason, the NEO will forfeit all outstanding RSUs and PSUs. The definitions of “Cause” and “Good Reason” for purposes of the award agreements governing the RSUs and PSUs are the same definitions as those in the Employment Agreements and described above in “—Termination of Employment Under the Employment Agreements.”
Treatment of LTIP Awards upon a Change in Control
LTIP awards granted prior to 2024 are considered “single trigger” and will accelerate to vest upon a “Change in Control” (defined below), such that (1) all RSUs will vest 100% and be settled within 30 days following such Change in Control; (2) all CROIC-based PSUs will accelerate to vest at the “target” level; and (3) all TSR-based PSUs will accelerate to vest based on the greater of the “target” level or actual performance determined based on a shortened performance period beginning on the first day of the original performance period and ending on the third business day prior to the Change in Control event, and be settled within 30 days following the date of such Change in Control.
The awards granted in 2024 are considered “double trigger” meaning that the NEO must be terminated by the Company without Cause or by the NEO for Good Reason within 12 months following a Change in Control (defined below), to receive any benefit; and upon such qualifying termination: (1) all RSUs will vest 100% and be settled within 30 days following such Change in Control; (2) all PSUs will accelerate to vest based on the greater of target or actual performance determined based on a shortened performance period beginning on the first day of the original performance period and ending on the third business day prior to the Change in Control event, and be settled within 30 days following the date of such Change in Control.
“Change in Control” generally means: (i) any “person” (other than the Company and certain related parties), becoming the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company; (ii) during any period of 24 consecutive calendar months, the “Incumbent Directors” cease for any reason to constitute a majority of our Board, provided that a director elected or nominated by our stockholders (other than as a result of an actual or threatened proxy contest) whose appointment was approved by two-thirds of the Incumbent Directors shall be considered an Incumbent Director for this purpose; (iii) any reorganization, merger, consolidation or other business combination in which the voting securities outstanding immediately prior to the combination do not, immediately following the combination, continue to represent more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of us, our successor or any ultimate parent thereof after the combination; or (iv) (a) a complete liquidation or dissolution of us or (b) a sale or disposition of all or substantially all of our assets in one or a series of related transactions.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs, other than Mr. Smith. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2024, and the price per share of our common stock is $4.13, the closing price as of that date. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Benefits Payable Upon Termination Due to Death or Disability	Benefits Payable Upon Termination for Cause or Without Good Reason	Benefits Payable Upon Termination Without Cause, or for Good Reason	Benefits Payable Upon a Change in Control	Benefits Payable Upon Termination Without Cause, For Good Reason or by Company Non-Renewal in Connection with a Change in Control
	($)	($)	($)	($)	($)
Fernando Araujo
Cash Payments	$2,764,850	$—	$2,764,850	$—	$3,864,850
Accelerated Vesting of Equity	$2,521,117	$—	$411,426	$1,248,569	$2,521,117
Payment of COBRA Premiums	$36,495	$—	$36,495	$—	$72,990
Total	$5,322,462	$—	$3,212,771	$1,248,569	$6,458,957
Danielle Hunter
Cash Payments	$2,387,825	$—	$2,387,825	$—	$3,337,825
Accelerated Vesting of Equity	$1,717,436	$—	$286,036	$936,552	$1,717,436
Payment of COBRA Premiums	$25,512	$—	$25,512	$—	$51,025
Total	$4,130,773	$—	$2,699,373	$936,552	$5,106,286
Michael Helm
Cash Payments	$—	$—	$711,632	$—	$1,738,632
Accelerated Vesting of Equity	$567,012	$—	$130,021	$231,520	$567,012
Payment of COBRA Premiums	$—	$—	$24,719	$—	$24,719
Total	$567,012	$—	$866,372	$231,520	$2,330,363

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of 2021, 2022, 2023 and 2024. The table below summarizes the (i) compensation values reported in the Summary Compensation Table for our principal executive officer (“PEO”) and the average compensation values reported for our other non-PEO Named Executive Officers (“non-PEO NEOs”) as compared to the “Compensation Actually Paid” (“CAP”), calculated pursuant to the applicable rules and (ii) Company’s financial performance for the years ended December 31, 2024, 2023, 2022 and 2021.

					Value of an initial $100 Investment:
Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Total Shareholder Return(3)	Peer Group Total Stockholder Return(3)	Net Income (loss) (in thousands)	Adjusted EBITDA(4) (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,662,895	$808,928	$1,407,222	$50,689	$165	$281	$19,251	$291,764
2023	$3,392,101	$1,507,729	$2,816,354	$1,479,732	$257	$285	$37,400	$268,257
2022	$5,966,406	$7,260,921	$2,661,573	$3,280,460	$258	$273	$250,168	$379,948
2021	$4,994,569	$11,467,497	$2,673,776	$5,105,323	$236	$171	$(15,542)	$212,146
________________
(1) NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2024	Fernando Araujo	Michael Helm, Danielle Hunter, A. Trem Smith
2023	Fernando Araujo	Michael Helm, Danielle Hunter, A. Trem Smith
2022	A. Trem Smith	Cary Baetz, Fernando Araujo
2021	A. Trem Smith	Cary Baetz, Fernando Araujo

(2) The Company deducted from and added to the Summary Compensation Table total compensation for the PEO and average Summary Compensation Table total compensation for the non-PEO NEOs the following amounts to calculate the CAP and average CAP in accordance with Item 402(v) of Regulation S-K as disclosed in columns (c) for the PEO and columns (e) for the non-PEO NEOs for the years ended December 31, 2021, 2022, 2023 and 2024. As the Company’s NEOs did not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table and average Summary Compensation Table totals related to the value of benefits under such plans.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	$3,662,895	$3,392,101	$5,966,406	$4,994,569
(Minus): Grant date fair value of equity awards granted in the fiscal year	(2,499,494)	(2,288,176)	(4,414,801)	(3,397,949)
Plus: Fair value at fiscal year end of outstanding and unvested equity awards granted in the fiscal year	509,018	1,084,663	3,539,838	6,295,131
Plus/(Minus): Change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(643,531)	(1,108,697)	(232,056)	3,086,869
Plus: Fair value at vesting of equity awards granted and vested in the fiscal year	—	—	—	—
Plus/(Minus): Change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	(65,877)	45,961	251,021	211,434
(Minus): Fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(171,503)	—	—	—
Plus: Value of dividend or other earnings paid on equity awards not otherwise reflected in total compensation	17,420	381,877	2,150,513	277,443
Compensation actually paid	$808,928	$1,507,729	$7,260,921	$11,467,497

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021($)
Summary Compensation Table Total	$1,407,222	$2,816,354	$2,661,573	$2,673,776
(Minus): Grant date fair value of equity awards granted in the fiscal year	(730,916)	(893,025)	(1,664,041)	(1,581,803)
Plus: Fair value at fiscal year end of outstanding and unvested equity awards granted in the fiscal year	148,849	388,420	1,334,247	2,930,490
Plus/(Minus): Change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(204,659)	(1,275,581)	9,874	913,903
Plus: Fair value at vesting of equity awards granted and vested in the fiscal year	—	—	—	—
Plus/(Minus): Change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	(67,318)	86,871	71,616	63,675
(Minus): Fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(405,421)	—	—	—
Plus: Value of dividends or other earnings paid on equity awards not otherwise reflected in total compensation	(97,068)	356,693	867,191	105,282
Compensation actually paid	$50,689	$1,479,732	$3,280,460	$5,105,323
For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes. The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table

(3) The values disclosed in the TSR column represent the measurement period value of an investment of $100 in our common stock and the values disclosed in the Peer Group TSR column represent the measurement period value of an investment of

$100 in our peer group. The peer group for purposes of this table is the Dow Jones US Exploration and Production Index, which is the same peer group we used in our Annual Report on Form 10-K for the year ended December 31, 2024.

(4) We selected Adjusted EBITDA as our Company-Selected Measure as it is the most important financial performance measure not otherwise required to be disclosed in the Pay Versus Performance table for the most recently completed year. Adjusted EBITDA represents earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and unusual and infrequent items. Please see “Non-GAAP Financial Measures and Reconciliations” in this Proxy Statement for more information.

Relationship between CAP vs. Cumulative TSR of Company and the Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

CAP vs. TSR
$285
$273
$281
$258
$257
$236
$165
$171
$0.8M
$0.1M
$11.5M
$5.1M
$7.3M
$3.3M
$1.5M
$1.5M
2021
2022
2023
2024
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Company TSR
Peer Group TSR

Relationship between CAP vs. Net Income
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our non-PEO NEOs against the Company’s net income:

CAP vs. Net Income
$250.2M
$37.4M
$19.3M
($15.5M)
$11.5M
$5.1M
$7.3M
$3.3M
$1.5M
$1.5M
$0.8M
$0.1M
2021
2022
2023
2024
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Net Income

Relationship between CAP vs. Adjusted EBITDA
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our non-PEO NEOs against the Company’s Adjusted EBITDA:

CAP vs. Adjusted EBITDA
$379.9M
$268.3M
$291.8M
$212.1M
$11.5M
$5.1M
$7.3M
$3.3M
$1.5M
$1.5M
$0.8M
$0.1M
2021
2022
2023
2024
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Adjusted EBITDA

Disclosure of Most Important Performance Measures for Fiscal Year 2024

The measures listed below represent the most important financial performance measures that we used to determine CAP for our NEOs for fiscal year 2024. For more details regarding the financial performance measures, please see the discussion above in our Compensation Discussion and Analysis.

•Adjusted EBITDA
•Adjusted Free Cash Flow
•Adjusted G&A
•Operating Expense

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Araujo.

For 2024, our last completed fiscal year:
•Mr. Araujo had a total annual compensation of $3,662,895 as reflected in the Summary Compensation Table included in this proxy statement.
•Our median employee’s annual total compensation was $92,174.
•As a result, we estimate that Mr. Araujo’s 2024 annual total compensation was approximately 40 times that of our median employee.
To identify the median employee, we took the following steps:
•We determined that, as of December 31, 2024, our employee population consisted of 1,070 individuals (as reported in the Human Capital Resources section in our 2024 Form 10-K). This population consisted of our full-time and part-time employees within the Berry organization, including from both the E&P and well services businesses and both active employees and employees on leave as of December 31, 2024.
•We selected December 31, 2024, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner utilizing 2024 annual compensation amounts.
•We used a consistently applied compensation measure to identify our median employee by comparing the actual amount of salary or wages as reflected in our payroll records. Compensation was not annualized for employees who were not employed by us for all of 2024.
To identify the annual compensation of our median employee and our Chief Executive Officer in 2024, we took the following steps:
•After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2024 year in accordance with the requirements of Item 402(c)(2) (x) of Regulation S-K, resulting in annual total compensation of $92,174.
•With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this proxy statement.

DIRECTOR COMPENSATION
Our director compensation philosophy is designed to fairly and reasonably compensate the Company’s non-employee directors for the time, expertise and effort they devote to serving the Company and to align the interests of our directors with the long-term interests of our stockholders. In accordance with its charter, the Human Capital & Compensation Committee monitors trends and best practices in director compensation, and at least annually reviews the director compensation levels and practices in the same compensation peer group used for executive compensation review. The Human Capital & Compensation Committee’s independent compensation consultant (currently, Meridian Compensation Partners LLP, as discussed in CD&A) advises the Committee in evaluating this data and assessing the adequacy and appropriateness of the Company's director compensation, targeting a compensation package that is around the median of the compensation peer group. The Human Capital & Compensation Committee then recommends to the Board for approval the director compensation program each year.
Components of Non-Employee Director Compensation
Annual compensation for our non-employee directors is comprised of cash and equity-based compensation, as set out in the table below. We also reimburse our non-employee directors for reasonable out-of-pocket expenses associated with travel to and attendance at our Board and committee meetings. We do not pay for meeting attendance or provide any other benefits or perquisites to our non-employee directors.
Since our IPO through the 2024 fiscal year, our non-employee director compensation program has been structured as set forth below, with the cash retainer paid quarterly in arrears and the equity retainer comprising restricted stock units that are granted in the first quarter of the compensation year and vest in full on the one-year anniversary of the grant date (provided such director continues to serve as a member of the Board on such payment or vesting dates, as applicable). For 2024, the non-employee director compensation structure and values were maintained from 2023, except with the termination of Mr. Smith’s position as Executive Chair on March 1, 2024, the Board appointed an independent Board Chair and approved the additional cash and equity retainers reflected in the below table (the Lead Independent Director position and related fees were no longer applicable effective March 1, 2024).
In February 2023, the Compensation Committee approved a Non-Employee Director Meeting Fee policy providing that, in addition to any other compensation approved by the Committee, if a non-employee director attends more than a total of 24 meetings of the Board or a committee of which such director is a member in any calendar year, such director is entitled to receive additional compensation of $1,200 per meeting in excess of the 24 aggregate meetings.

Compensation Element	Amount
Annual Cash Retainer - Board Service	$75,000
Annual Equity Retainer - Board Service	$150,000
Additional Cash Retainer - Independent Board Chair	$70,000
Additional Equity Retainer - Independent Board Chair	$70,000
Additional Cash Retainer - Lead Independent Director	$20,000
Additional Cash Retainer - Audit Committee Chair	$20,000
Additional Cash Retainer - Human Capital & Compensation Committee Chair	$15,000
Additional Cash Retainer - Nominating & Governance Committee Chair	$10,000
Additional Cash Retainer - Audit Committee Membership	$10,000
Additional Cash Retainer - Human Capital & Compensation Committee Membership	$7,500
Additional Cash Retainer - Nominating & Governance Committee Membership	$5,000
Additional Cash Retainer - Excess Meeting Fees	$1,200
2024 Non-Employee Director Compensation
The table below summarizes the compensation earned by our non-employee directors for service on the Board during the fiscal year ended December 31, 2024:

Name	Cash Fees Earned ($)(1)	Stock Awards ($)(2)	Total ($)

Renée Hornbaker(3)	$235,033	$221,846	$456,879
Anne Mariucci	$127,533	$151,258	$278,791
Don Paul(4)	$102,534	$151,258	$253,792
Rajath Shourie	$111,700	$151,258	$262,958
James Trimble	$107,159	$151,258	$258,417
Matthew Bob	$21,875	$27,205	$49,080
________________
(1)    Amounts reported reflect the total amounts earned for services rendered as a member of the Board and its committees during 2024, based on the compensation structure summarized under “—Components of Non-Employee Director Compensation”. Cash fees are generally paid quarterly, in arrears.
(2)    The equity retainer comprised time-based restricted stock units that vest in full on the one year anniversary of the grant date. Amounts reported reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the 30,812 RSUs granted to Ms. Hornbaker and the 21,008 RSUs granted to each of Ms. Mariucci, Mr. Paul, Mr. Shourie and Mr. Trimble on March 1, 2024 and the 5,252 RSUs granted to Mr. Bob on October 23, 2024; all of which were outstanding as of December 31, 2024.The aggregate grant date fair value reflected was computed using the closing stock price on (a) March 1, 2024, of $7.20 for all directors except Mr. Bob and (b) on October 23, 2024 of $5.18 for Mr. Bob. For additional information, please see Note 6 of our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)    In October 2024, when review of the non-employee director compensation program for purposes of setting 2025 compensation, the Committee determined it was appropriate to provide an additional $50,000 cash payment to the independent Board Chair in light of the significant time required with the transition of the executive chair and number of Board meetings held during the year.
(4)    Mr. Paul directed that $72,534 of his annual cash retainer fees be donated directly to the University of Southern California.

Our Chief Executive Officer, Mr. Fernando Araujo, who was appointed to the Board and served on the Board during 2024, did not receive any additional compensation for his service on the Board; all compensation provided to Mr. Araujo with respect to the 2024 fiscal year is reflected within the Summary Compensation Table above. Additionally, our former Chief Executive Officer, Mr. Trem Smith, served as Executive Chair of the Board from January 1, 2023 through the expiration of his initial term on March 1, 2024; he retired from the Board on March 8, 2024. During his service as Executive Chair, Mr. Smith received compensation as an executive officer of the Company but did not receive any additional compensation for his service as a director during that time through his retirement. All compensation provided to Mr. Smith with respect to the 2024 fiscal year is reflected within the Summary Compensation Table above.
2025 Non-Employee Director Compensation Decisions
In October 2024, the Human Capital & Compensation Committee reviewed our non-employee director compensation program in consultation with Meridian, the Committee’s independent compensation consultant. At that time, the Human Capital & Compensation Committee agreed it was appropriate to maintain the compensation structure and amounts set in 2024. However, given the depressed prices of the Company’s common stock when the RSU awards were granted effective March 1, 2025, the Committee decided to reduce the grant date fair market value of the general equity retainer to approximately $90,000 and the additional independent board chair equity retainer to approximately $40,000; the difference in intended value of $60,000 per director and $30,000 for the Board Chair, will be paid in cash with the quarterly cash payments.
Director Stock Ownership Guidelines
To ensure alignment with our stockholders’ interests, all non-employee directors are required by our stock ownership guidelines to own Berry common stock in an amount equal to or in excess of the value of five times their annual cash retainer for Board service. Each non-employee director has five years to meet the requirements, starting from the later of (a) May 14, 2019, which is the date the guidelines were adopted, and (b) the date such director is first elected to the Board.

The Human Capital & Compensation Committee reviews the holdings of all non-employee directors on an annual basis to ensure compliance with the stock ownership guidelines. Until compliant, the participating non-employee directors are prohibited from selling or transferring any stock acquired through the vesting of the annual equity retainer grant, subject to certain limited exceptions. Each non-employee director is currently compliant or on track to reach compliance within the requisite five-year period.

OTHER COMPENSATION INFORMATION
Human Capital & Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2024, our last completed fiscal year, each of Ms. Mariucci, Mr. Bob, Ms. Hornbaker, Mr. Shourie and Mr. Trimble served on our Human Capital & Compensation Committee. During the 2024 fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer who served on our Board or Human Capital & Compensation Committee, and no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except when another date is indicated, the following table sets forth the beneficial ownership of our common stock, and shows the number of shares of common stock and respective percentages owned as of March 24, 2025 (the Record Date for the Annual Meeting) by:
•    each member of our Board;
•    each of our Named Executive Officers for purposes of this Proxy Statement;
•    all of our current Board members and current executive officers as a group; and
•by each person known to us to beneficially own more than 5% of our outstanding common stock.
Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been compiled from public filings or furnished by our directors and executive officers, as the case may be. We have not sought to verify such information. Unless otherwise noted, the mailing address of each listed director or executive officer is c/o Berry Corporation, 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248. The percentages of ownership are based on 77,596,202 shares of common stock outstanding as of March 24, 2025 (the Record Date for the Annual Meeting).

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage
Directors and Named Executive Officers(2):
Fernando Araujo (Chief Executive Officer; Director)	323,061	*
Danielle Hunter (President)	351,733	*
Michael Helm (VP, Chief Accounting Officer)(3)	141,069	*
Jeffrey Magids (VP, Chief Financial Officer)	—	*
Renée Hornbaker (Board Chair)	88,972	*
Matthew Bob (Independent Director)	—	*
Anne Mariucci (Independent Director)	136,002	*
Donald Paul (Independent Director)	116,230	*
Rajath Shourie (Independent Director)	104,678	*
James Trimble (Independent Director)	21,008	*
All current directors and executive officers as a group (10 persons)	1,282,753	2%
5% Holders
BlackRock, Inc.(5)	6,759,474	9%
Dimensional Fund Advisors LP(6)	4,537,851	6%
The Vanguard Group(7)	5,327,702	7%
________________
* less than 1%

(1)    The amounts and percentages of common stock beneficially owned are reported based on SEC regulations. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The number of shares beneficially owned by a person includes any derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this Proxy Statement. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.
(2)    See "Executive Compensation" for information about the long-term incentive equity awards held by the Named Executive Officers, which are not reflected in this table.
(3)    As previously disclosed in a Current Report on Form 8-K, Mr. Helm’s new title is Vice President, Chief Accounting Officer, effective January 21, 2025.
(4)    Mr. Smith completed his term as Executive Chair effective March 1, 2024 and retired from the Board effective March 8, 2024.
(5)    Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 5, 2025. BlackRock, Inc. has sole voting power over 6,644,921 shares of common stock, shared voting power over 1,769 shares of common stock, sole dispositive power over 6,759,474 and shared dispositive power over 1,769 shares of common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(6)    Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2024. Dimensional Fund Advisors LP has sole voting power over 4,522,337 shares of common stock and sole dispositive power over 4,537,851 shares of common stock. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(7)    Based solely on a Schedule 13G/A filed by The Vanguard Group on November 12, 2024. The Vanguard Group has shared voting power over 239,773 shares of common stock, sole dispositive power over 5,023,745 shares of common stock and shared dispositive power over 303,957 shares of common stock. The address for the Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has adopted a related persons transactions policy (the “Related Persons Transactions Policy”), which provides guidelines for the review and approval of transactions or arrangements involving the Company, on one side, and, on the other side, and any of our directors (or nominees for director), executive officers, stockholders owning more than 5% of the Company, any immediate family members of any of the foregoing and/or any entity that is owned or controlled by any of the foregoing and/or any of the foregoing has a substantial ownership interest or control of such entity (each, a “Related Person” and a “Related Persons Transaction”). As a matter of good corporate governance and to assist us in complying with SEC disclosure obligations, the Related Persons Transactions Policy specifically covers any transaction (i) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 in any calendar year, (ii) the Company is or will be a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
Any Related Persons Transactions are also subject to our Code of Conduct, which restricts our people from engaging in any business or conduct or entering into any agreement or arrangement that would give rise to an actual or potential conflict of interest. Under our Code of Conduct, conflicts of interest occur, among other scenarios, when private or family interests interfere, or appear to interfere, in any way with the Company's interests. Any waivers of these policies require approval by the Company's General Counsel who serves as compliance officer, or in the case of conflicts of our executive officers or directors, by the Board.
Procedures for Approval of Interested Transactions
We have multiple processes for reporting conflicts of interests and Related Persons Transactions. Under our Code of Conduct, all of our directors and employees are required to report any known or apparent conflict of interest, or potential conflict of interest, to the Company's General Counsel or the Board, as appropriate.
As a best practice and matter of good corporate governance, we generally discourage any Related Persons Transactions because they may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interest of the Company and its stockholders. We will only enter into or ratify Related Persons Transactions when the Audit Committee or the Board, as applicable, determines such transactions are in the Company’s best interests and the best interests of our stockholders. Pursuant to our Related Persons Transactions Policy, the Audit Committee should review the material facts of all Related Persons Transactions and either approve or disapprove entry into the Related Persons Transaction, subject to certain limited exceptions. If advance Audit Committee approval of a Related Persons Transaction is not feasible, then the Related Persons Transaction should be considered and ratified (if the Audit Committee determines it to be appropriate) at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify entry into a Related Persons Transaction, our Audit Committee will take into account, among other factors, the following: (i) whether the Related Persons Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the Related Person’s interest in the transaction; and (iii) whether the Related Persons Transaction is material to us.
Transactions with Related Persons
Nick Smith Employment Agreement
We have employed Nick Smith, who is the son of our former Executive Chairman, since October 2, 2017. Through January 1, 2023, he served as Director of Strategic Planning & Commercial Marketing reporting to our Chief Financial Officer. Effective January 1, 2023, he was promoted to Vice President, Business Development, Corporate Strategy and Marketing, reporting to our Chief Executive Officer. Pursuant to our Related Persons Transaction Policy, the Audit Committee reviewed the increased compensation arrangement in connection with his promotion, which was also reviewed by the Human Capital & Compensation Committee as part of its oversight of executive compensation. For the period from January 1, 2024 through March 15, 2025, Mr. Nick Smith received total salary of approximately $389,870; long-term incentive stock awards with a grant date value of $406,000; short-

term cash awards of $386,523; California tax reimbursement amounts of $8,760; and Company 401(k) plan contributions of $23,392.

ABOUT BERRY
We are a value-driven western United States independent upstream energy company with a focus on onshore, low geologic risk, low decline, long-lived oil and gas reserves. We operate in two business segments: (i) exploration and production (“E&P”) and (ii) well servicing and abandonment services.
Our E&P assets are located in California and Utah, are characterized by high oil content and are predominantly located in rural areas with low population. Our California assets are in the San Joaquin basin (100% oil), while our Utah assets are in the Uinta basin (approximately 65% oil). We operate our well servicing and abandonment services segment in California.
With respect to our E&P business in Kern County, California, we focus on conventional, shallow oil reservoirs. The drilling and completion of such wells in the San Joaquin Basin are relatively low-cost in contrast to unconventional resource plays. The California oil market is primarily tied to Brent-influenced pricing which has typically realized premium pricing relative to West Texas Intermediate (“WTI”). All of our California assets are located in oil-rich reservoirs in the San Joaquin basin, which has more than 150 years of production history and substantial oil remaining in place. As a result of the data generated over the basin’s long history of production, its reservoir characteristics and low geological risk opportunities are generally well understood. In September 2023, we completed the acquisition of Macpherson Energy (the “Macpherson Acquisition”), a privately held Kern County, California operator. The acquired assets are high-quality, low decline oil producing properties that are closely located to existing Berry properties in rural Kern County, California. In December 2023 and in the second quarter of 2024, we acquired additional, highly synergistic working interests in Kern County, California. These assets align with our strategy of acquiring accretive, producing bolt-ons in support of our goal to maintain flat production year-over-year.
With respect to our E&P operations in Utah, we have historically focused on vertical well development from five reservoirs that produce oil and natural gas at depths ranging from 4,000 feet to 8,000 feet. In 2024, we began to evaluate opportunities for horizontal well development and our 2025 capital plans include drilling four horizontal wells in the Uteland Butte and Wasatch reservoirs of the Uinta Basin with depths ranging from 6,000 to 6,500 feet. As of December 31, 2024, we held approximately 100,000 net acres in the Uinta Basin, and with a high working interest and the majority of acreage held by production, we have high operational control of our existing acreage, which provides significant upside for additional development and recompletions.
Over the last year, the Uinta basin has experienced an increase in activity, including successful results from horizontal drilling across the basin which indicates significant new development potential for our existing acreage. In April 2024, we purchased a 21% working interest in four, two-to-three mile lateral wells in the Uteland Butte reservoir, adjacent to our existing operations, which were put on production in the second quarter of 2024. The initial production rates from those four wells was better than our initial expectations. In November 2024, we executed an agreement to exchange, on an equal value basis, certain of our oil, gas, and mineral leasehold interests in Duchesne County, Utah, for that of another operator’s, also located in Duchesne County, Utah. We received an approximately 17% working interest in three, three-mile Drilling Spacing Units (DSUs) in exchange for an approximately 75% working interest in one, two-mile DSU. Like the first four horizontal wells, these wells are adjacent to our existing operations, and the results from all of these farmed-in horizontal wells will be used to evaluate opportunities on our own acreage. We believe horizontal well development of our own acreage could be a substantial opportunity, with low break-even economics and a runway of future development in the increasingly active Uinta basin. With a high working interest in our approximately 100,000 acres and the majority of acreage held by production, we are strategically positioned to develop our own acreage horizontally at an optimal pace, staying true to our commitment to generate free cash flow. We believe doing so has the potential to unlock all of our Uinta net acres while allowing us to maintain disciplined financial policies.
C&J Well Services is one of the largest upstream well servicing and abandonment services businesses in California, providing a suite of services to third-party oil and natural gas production companies and to our E&P operations, including well servicing and workover, water logistics, and plugging and abandonment (P&A) services on wells at the end of their productive life. We believe CJWS has upside opportunity based on the significant inventory of idle wells within California, coupled with existing and new regulations that will increase the annual idle well management obligations of operators. With extensive experience operating in California and a best-in-class safety record, CJWS provides a competitive advantage to Berry by providing access and control over an important part of our supply chain. Additionally, CJWS supports our commitment to be a responsible operator and reduce fugitive emissions —including methane and carbon dioxide—through the plugging and abandonment of idle wells.
As part of our commitment to creating long-term value for our shareholders, we are dedicated to conducting our operations in an ethical, safe and responsible manner, protecting the environment, and taking care of our people and the communities in which we live and operate. We believe that oil and gas will remain an important part of the energy landscape going forward and our goal is to conduct our business safely and responsibly, while supporting economic stability and social equity through engagement with our stakeholders. We recognize the oil and gas industry’s role in the energy transition and advocate a co-existence between renewable and conventional energy. We are committed to being part of the energy transition solution by continuing to provide safe, reliable, and affordable energy to our communities.
We file annual, quarterly and current reports and other documents with the SEC under the Exchange Act. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, reports and other information that we and other issuers file electronically with the SEC. We also make available free of charge through our website all reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information contained on or available through our website is not a part of or incorporated into this Proxy Statement or any other report that we may file with or furnish to the SEC.

ABOUT THE ANNUAL MEETING

Why am I receiving these Proxy Materials?
The Board is providing the Proxy Materials to you in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on May 20, 2025 at 10:00 A.M. ET for the purposes of considering and acting upon the matters set forth in this Proxy Statement.
If you were a Berry stockholder as of the close of business on March 24, 2025, the Record Date for the Annual Meeting, you are entitled to notice of, to attend and to vote during the Annual Meeting. The Proxy Materials include information that Berry is required to provide you under the SEC rules and is designed to assist you in voting your shares.
We have adopted a virtual format for our Annual Meeting. You may attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/BRY2024, where you will have the ability to fully participate in the meeting, including the ability to submit questions and vote. You will not be able to attend the Annual Meeting in person. Please be sure to follow instructions found on your proxy card to access the meeting.
What is the purpose of the meeting?
The purpose of the meeting is to vote on the following matters:
1.    To elect the six director nominees named in this Proxy Statement to serve until his or her successor shall have been duly elected and qualified or, if earlier, until the earlier of such director's death, resignation or removal;
2.    To approve a non-binding “Say on Pay” resolution regarding the compensation of our “Named Executive Officers for 2024; and
3.     To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
We will also transact such other business, and consider and take action as appropriate on such other matters, that may properly come before the Annual Meeting.
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described in this Proxy Matters during the Annual Meeting and is unaware of any other business or matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
How does the Board recommend I vote?
The Board recommends that you vote:
•     “FOR” each of the six director nominees (Proposal No. 1);
•     “FOR” approval of a non-binding “Say on Pay” resolution regarding the compensation of Named Executive Officers for 2024 (Proposal No. 2); and
•     “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 3).

If any other matters are properly brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion. The Company knows of no other matters to be submitted to stockholders during the Annual Meeting.
How do I vote?
You can vote before or during the Annual Meeting:

How to Vote
Online	www.proxyvote.com (Must vote by 11:59 P.M. ET on May 19, 2025)
Call Toll-Free	1-800-690-6903 (Must vote by 11:59 P.M. ET on May 19, 2025)
By Mail	Follow the instructions on your proxy card provided to you.
Vote During the Annual Meeting (Virtual)	Shareholders attending the Annual Meeting virtually may vote by going to www.virtualshareholdermeeting.com/BRY2025.
Am I entitled to vote during the Annual Meeting?
Stockholders of record at the close of business on Wednesday, March 24, 2025, the Record Date for the Annual Meeting, are entitled to receive notice of, attend and vote during the Annual Meeting. If you are a beneficial holder, you are invited to attend the meeting; however, you may not vote your shares virtually at the meeting unless you obtain a legal proxy from the shareholder of record of your shares.
As of the close of business on March 24, 2025, there were 77,596,202 outstanding shares of common stock entitled to vote during the Annual Meeting, with each share of common stock entitling the holder of record on such date to one vote. Our stockholders do not have cumulative voting rights.
Can I attend the Annual Meeting?
Only stockholders as of the Record Date for the Annual Meeting or their proxy holders may attend the Annual Meeting. A list of the stockholders of record entitled to attend and vote at the Annual Meeting will be available for 10 business days prior to the meeting, by sending a request by email at StakeholderEngagement@bry.com. If you are considered the “beneficial owner” of shares held in “street name,” your broker, bank or nominee will provide you with a statement of your stock ownership as of the Record Date. The Annual Meeting will be held in a virtual meeting format only via the Internet at www.virtualshareholdermeeting.com/BRY2025. You will not be able to attend the annual meeting in person. Stockholders attending the meeting virtually will have the ability to fully participate in the Annual Meeting, including the ability to ask questions and vote during the meeting.
What is the difference between holding shares as a “stockholder of record” and holding shares as a “beneficial owner” (or in “street name”)?
Most stockholders are considered “beneficial owners” of their shares (sometimes referred to as holding shares in “street name”), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name with our transfer agent, Equiniti Trust Company (“EQ”). If you are considered the “beneficial owner” of shares held in “street name,” the Proxy Materials will be forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm. The availability of Internet voting in advance of the Annual Meeting will depend on the voting process of the broker or nominee.

If your shares are registered directly in your name with our transfer agent, EQ, you are considered the “stockholder of record” with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us by submitting your vote via the Internet or by telephone, by returning a proxy card by mail (if you have received paper copies of our Proxy Materials), or by voting during the Annual Meeting.
What is a “broker non-vote”?
If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If your nominee does not receive voting instructions from you, the nominee may vote only on proposals that are considered “routine” matters under applicable rules and may not vote on proposals that are considered to address “non-routine” matters. A nominee's inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” For a description of the effect of broker non-votes on each proposal to be made during the Annual Meeting, see “What vote is required to approve each proposal?” below. Proposal No. 4, relating to the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 is considered routine for the purposes of this rule. However, Proposal No. 1 relating to the election of directors or Proposal No. 2 (say-on-pay) are non-routine matters under this rule.
How do proxies work?
The Board is asking for your proxy. Giving the Board your proxy means that you authorize our representatives to vote your shares during the Annual Meeting in the manner you direct. We will vote your shares as you specify. Relating to Proposal No. 1, you may vote for, or withhold your vote from, one or more of the director nominees. You may also vote for, against, or abstain from voting on Proposal No. 2 (say-on-pay) and/or Proposal No. 3 for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
The manner in which your shares may be voted depends on how your shares are held:
•If you are the stockholder of record, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization via the Internet, telephone or (if you have received paper copies of our Proxy Materials) by returning a proxy card by mail. In these circumstances, if you do not vote by proxy or virtually during the Annual Meeting, your shares will not be voted.
•If you hold shares through a broker, bank or other nominee, you will receive material from that institution asking how you want to vote and instructing you of the procedures to follow in order for you to vote your shares. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to Proposal No. 3 for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, but cannot vote your shares on any other matters being considered during the Annual Meeting, including Proposal No. 1 for the election of directors or Proposal No. 2 (say-on-pay).
What are my voting rights as a stockholder?
Stockholders are entitled to one vote for each share of our common stock that they own as of March 24, 2025, the Record Date for the Annual Meeting.

Can I revoke or change my vote?
If you are a stockholder of record, you may revoke your proxy before it is voted by:
•Signing and returning a new proxy card with a later date that is received by our Corporate Secretary no later than the closing of the polls during the Annual Meeting;
•Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
•Voting during the Annual Meeting. Attending the meeting will not automatically result in revocation of your proxy.
If you own your shares beneficially, you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.
What constitutes a quorum?
Stockholders representing a majority of the voting power of all of the shares entitled to vote at the meeting, present virtually or by proxy, will constitute a quorum for all purposes. Abstentions, withheld votes and broker non-votes will be counted towards a quorum.
At the close of business on March 24, 2025, the Record Date for the Annual Meeting, there were 77,596,202 shares of our common stock outstanding and entitled to vote.
What vote is required to approve each proposal?
Proposal No. 1—Election of Directors. Each director will be elected by the vote of the plurality of the votes validly cast. Votes that are withheld and broker non-votes are not taken into account in determining the outcome of the election of directors. Any nominee who receives a greater number of “withhold” votes with respect to such person's election than votes “for” such person's election shall, within five (5) business days following the certification of the stockholder vote, offer their written resignation to the Chair of the Nominating & Governance Committee, for consideration by the Nominating & Governance Committee.
Proposal No. 2—Say-on-Pay. Approval of a non-binding resolution regarding the compensation of our Named Executive Officers for 2024 requires the affirmative vote of a majority of the votes cast on the matter. Brokers will not have discretionary authority to vote on this proposal, and abstentions will have no effect on the outcome of this proposal.
Proposal No. 3—Ratification of our independent registered public accounting firm. Approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, requires the affirmative vote of a majority of the votes cast on the matter. Brokers will have discretionary authority to vote on this proposal, and abstentions will have no effect on the outcome of this proposal.
Do I have appraisal rights in connection with the proposals?
No action is proposed during the 2025 Annual Meeting for which the laws of the State of Delaware or other applicable law provides a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.
Who can help answer my questions?
If you need assistance with the proxy voting process and you are a stockholder of record, please contact EQ Shareholder Services at (800) 468-9716. If your shares are held in “street name,” please contact the broker, bank or other nominee that holds your shares.

If you have any questions about the Proxy Materials or the Annual Meeting, please contact Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248 or by email at StakeholderEngagement@bry.com or by phone at (661) 616-3811.

OTHER INFORMATION
Stockholder Proposals and Director Nominations for the 2026 Annual Meeting of Stockholders
Any stockholder interested in submitting a proposal for presentation at the 2026 Annual Meeting of Stockholders and that wishes to have the proposal (a “Rule 14a-8 Proposal”) included in the Company’s Proxy Materials for that meeting, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 8, 2025 (at least 120 days prior to the one-year anniversary of the date on which we first released the Proxy Statement for this 2025 Annual Meeting of Stockholders) unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and follow the procedures required by Rule 14a-8 under the Exchange Act (and are otherwise proper for stockholder action) will be included in the Company’s Proxy Materials. Proposals should be directed to: Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248.
Any proposal or nomination of a director that a stockholder wishes to propose for consideration at a regularly scheduled annual meeting, but does not seek to include in our Proxy Statement, must be submitted in accordance with Article I of our bylaws, and must be delivered to our Corporate Secretary (Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248) not less than 90 nor more than 120 days prior to the one-year anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting of stockholders. In the case of the 2026 Annual Meeting of stockholders, the notice must be delivered between December 8, 2025 and January 7, 2026. However, our bylaws also provide that if the annual meeting is convened more than 30 days prior to or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which we first publicly announce the date of such meeting. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws.
In addition, any stockholder who intends to solicit proxies in support of director nominees must comply with the content requirements of Rule 14a-19 of the Exchange Act (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the advance notice provisions of our bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominees other than the Company’s nominees submitted under the advance notice provisions of the our bylaws for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act to the Company’s Corporate Secretary, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248 between December 8, 2025 and January 7, 2026; provided, however, that if (a) the annual meeting is convened more than 30 days prior to or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which we first publicly announce the date of such meeting; or (b) the annual meeting is convened more than 30 days but less than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the later of the 60th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Company, unless our bylaws provide for an earlier date.
In each case, if a stockholder does not also comply with the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with the best judgment of the proxies designated by the Board on any such stockholder proposal or nomination.
Notice of Internet Availability of Proxy Materials
The SEC allows companies to choose the method for delivery of Proxy Materials to stockholders. We have elected to use the Internet as the primary means of furnishing Proxy Materials to stockholders, rather than sending a full set of the Proxy Materials in the mail. Utilizing this method of delivery expedites receipt of Proxy Materials by our stockholders and lowers the environmental impact and the costs of the Annual Meeting.
On or around April 7, 2025, we expect to commence delivery of a “Notice of Internet Availability of Proxy Materials” to the beneficial owners of our common stock and stockholders of record entitled to notice of and to vote during the Annual Meeting. On or before that date, the Proxy Materials will be posted on our website at www.bry.com and www.proxyvote.com, together with information about how to vote and attend the virtual Annual Meeting.
The Notice of Internet Availability of Proxy Materials contains instructions on how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company's annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you chose to receive proxy materials by e-mail last year, you will receive proxy materials by e-mail this year and until you terminate your election.
Upon request, we will deliver, free of charge, paper copies of the Proxy Materials by mail to those stockholders entitled to notice of and to vote during the Annual Meeting. Requests for printed copies should be directed to Berry Corporation, Attention: Corporate Secretary, 16000 N. Dallas Parkway, Dallas, Texas 75248 or email StakeholderEngagement@bry.com.
Householding
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports or a notice of availability of such materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or a single notice of availability of such materials to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies.
Both the Company and some of our intermediaries may be householding the Proxy Materials for this Annual Meeting and/or the “Notice of Internet Availability of Proxy Materials.” Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies, or if you are currently receiving separate copies and wish to receive a single copy, of the Proxy Materials, please send a request to Berry Corporation, Attention: Corporate Secretary, 16000 N. Dallas Parkway, Dallas, Texas 75248, call (661) 616-3811 or email StakeholderEngagement@bry.com and we will promptly deliver a separate copy of each of these documents to you, free of charge.
If you hold your shares through an intermediary that is householding and you want to receive separate copies, or if you are currently receiving separate copies and wish to receive a single copy, of the Proxy Materials or any Notice of Internet Availability of Proxy Materials as applicable, in the future, you should contact your bank, broker or other nominee record holder.
Solicitation of Proxies
Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by our officers, directors and regular employees. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

List of Stockholders of Record
In accordance with our bylaws, we will maintain at our corporate offices in Dallas, Texas, a list of the stockholders of record entitled to attend and vote during the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. If you want to inspect the stockholder list, please contact the Company’s General Counsel and Corporate Secretary at StakeholderEngagement@bry.com.
Delinquent Section 16(a) Report
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. If requested, we assist our executive officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.
Based solely on a review of the reports furnished to us or on written representations from reporting persons that all reportable transactions were reported, we believe that, during the fiscal year ended December 31, 2024, our executive officers and directors and holders of more than 10% of our common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted EBITDA, Free Cash Flow, Adjusted Net Income (Loss), Adjusted General and Administrative Expenses, and E&P Operating Costs
Adjusted EBITDA is not a measure of either net income (loss) or cash flow, Free Cash Flow is not a measure of cash flow, Adjusted Net Income (Loss) is not a measure of net income (loss), and Adjusted General and Administrative Expenses is not a measure of general and administrative expenses, in all cases, as determined by GAAP. Rather, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income (Loss) and Adjusted General and Administrative Expenses are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and unusual and infrequent items. Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. We also use Adjusted EBITDA in planning our capital expenditure allocation to sustain production levels and to determine our strategic hedging needs aside from the hedging requirements of the 2024 term loan and 2024 revolver.
We define Free Cash Flow as cash flow from operations less capital expenditures. We use Free Cash Flow as the primary metric to measure our ability to pay dividends, pay down debt, repurchase stock, and make strategic growth and bolt-on acquisitions. Management believes Free Cash Flow may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base after capital expenditures and to fund such activities. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for dividends, debt repayment, share repurchases, strategic acquisitions or other growth opportunities, or other discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.
We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. We believe Adjusted Net Income (Loss) is useful to investors because it reflects how management evaluates the Company’s ongoing financial and operating performance from period-to-period after removing certain transactions and activities that affect comparability of the metrics and are not reflective of the Company’s core operations. We believe this also makes it easier for investors to compare our period-to-period results with our peers.
We define Adjusted General and Administrative Expenses as general and administrative expenses adjusted for non-cash stock compensation expense and unusual and infrequent costs. Management believes Adjusted General and Administrative Expenses is useful because it allows us to more effectively compare our performance from period to period. We believe Adjusted General and Administrative Expenses is useful to investors because it reflects how management evaluates the Company’s ongoing general and administrative expenses from period-to-period after removing non-cash stock compensation, as well as unusual or infrequent costs that affect comparability of the metrics and are not reflective of the Company’s administrative costs. We believe this also makes it easier for investors to compare our period-to-period results with our peers.
While Adjusted EBITDA, Free Cash Flow, Adjusted Net Income (Loss) and Adjusted General and Administrative Expenses are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income (Loss) and Adjusted General and Administrative Expenses were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP and should not be considered as an alternative to, or more meaningful than income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income (Loss) and Adjusted General and Administrative Expenses may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA, Free Cash Flow, Adjusted Net Income (Loss) and Adjusted General and Administrative Expenses should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.
The following tables present reconciliations of the GAAP financial measures of net income (loss) and net cash provided (used) by operating activities to the non-GAAP financial measure of Adjusted EBITDA, as applicable, for the period indicated.

	Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
	(in thousands)
Adjusted EBITDA reconciliation:
Net income (loss)	$19,251	$37,400	$250,168	$(15,542)
Add (Subtract):
Interest expense	39,035	35,412	30,917	31,964
Income tax expense (benefit)	8,828	18,025	(42,436)	1,413
Depreciation, depletion, and amortization	172,002	160,542	156,847	144,495
Impairment of oil and gas properties	43,980	—	—	—
Losses (gains) on derivatives	30,121	(13,620)	48,314	117,822
Net cash (paid) received for scheduled derivative settlements	(37,884)	5,895	(88,023)	(87,625)
Other operating (income) expense	(4,261)	(1,788)	3,722	3,101
Stock compensation expense	6,991	14,356	16,973	13,783
Acquisition costs(1)	4,982	3,338	—	—
Non-recurring costs(2)	1,653	8,697	3,466	2,735
Losses on debt retirement(3)	7,066	—	—	—
Adjusted EBITDA	$291,764	$268,257	$379,948	$212,146

	Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
	(in thousands)
Adjusted EBITDA reconciliation:
Net cash provided by operating activities	$210,220	$198,657	$360,941	$122,488
Add (Subtract):
Cash interest payments	46,954	32,251	29,792	29,211
Cash income tax payments	3,428	3,282	3,633	699
Acquisition costs(1)	4,982	3,338	—	—
Non-recurring costs(2)	1,653	8,697	3,466	2,735
Changes in operating assets and liabilities - working capital(4)	25,766	25,654	(21,446)	53,425
Other operating (income) expense - cash portion(5)	(5,679)	(3,622)	3,562	3,588
Losses on debt retirement - cash portion(6)	4,440	—	—	—
Adjusted EBITDA	$291,764	$268,257	$379,948	$212,146
__________
(1)    Includes legal and other professional expenses related to various transaction activities.
(2)    In 2024, non-recurring costs included the cost of various savings initiatives. In 2023, non-recurring costs included executive transition costs and workforce reduction costs in the first quarter, and costs related to the settlement of shareholder litigation in the third quarter. In 2022, non-recurring costs included executive transition costs. In 2022 and 2021, non-recurring costs included legal and professional service expenses related to acquisition and divestiture activity.
(3)    Includes expenses related to the retirement of the 2026 notes, the 2021 RBL facility and the 2022 ABL facility, as well as financing activities we terminated upon successful completion of the 2024 term loan and the 2024 revolver.
(4)    Changes in other assets and liabilities consists of working capital and various immaterial items.
(5)    Represents the cash portion of other operating (income) expenses from the income statement, net of the non-cash portion in the cash flow statement.
(6)    Includes expenses related to the financing activities we terminated upon successful completion of the 2024 term loan and the 2024 revolver.

	Year Ended
	December 31, 2024	December 31, 2023
	(in thousands)
Free Cash Flow reconciliation:
Net cash provided by operating activities	$210,220	$198,657
Subtract:
Capital Expenditures	(102,352)	(73,127)
Free Cash Flow	$107,868	$125,530

	Year Ended
	December 31, 2024		December 31, 2023
	(in thousands)	per share - diluted	(in thousands)	per share - diluted
Adjusted Net Income reconciliation
Net income	$19,251	$0.25	$37,400	$0.48
Add (Subtract):
Losses (gains) on derivatives	30,121	0.39	(13,620)	(0.18)
Net cash (paid) received for scheduled derivative settlements	(37,884)	(0.49)	5,895	0.08
Other operating (income)	(4,261)	(0.05)	(1,788)	(0.01)
Impairment of oil and gas properties	43,980	0.57	—	—
Acquisition costs(1)	4,982	0.06	3,338	0.04
Non-recurring costs(2)	1,653	0.02	8,697	0.11
Losses on debt retirement(3)	7,066	0.09	—	—
Total Additions, net	45,657	0.59	2,522	0.04
Income tax (expense) of adjustments(4)	(12,473)	(0.16)	(692)	(0.01)
Adjusted Net Income	$52,435	$0.68	$39,230	$0.51

Basic EPS on Adjusted Net Income	$0.68		$0.52
Diluted EPS on Adjusted Net Income	$0.68		$0.51

Weighted average shares of common stock outstanding - basic	76,769		76,038
Weighted average shares of common stock outstanding - diluted	76,998		77,583
__________
(1)    Includes legal and other professional expenses related to various transaction activities.
(2)    In 2024, non-recurring costs included the cost of various savings initiatives. In 2023, non-recurring costs included executive transition costs and workforce reduction costs in the first quarter, and costs related to the settlement of shareholder litigation in the third quarter.
(3)    Includes expenses related to the retirement of the 2026 notes, the 2021 RBL facility and the 2022 ABL facility, as well as financing activities we terminated upon successful completion of the 2024 term loan and 2024 revolver.
(4)    The federal and state statutory rates were utilized in 2024 and 2023.

	Year Ended
	December 31, 2024	December 31, 2024
	(in thousands)
Adjusted General and Administrative Expense reconciliation:
General and administrative expenses	$76,615	$95,873
Subtract:
Non-cash stock compensation expense (G&A portion)	(6,190)	(13,681)
Non-recurring costs(1)	(1,653)	(8,697)
Adjusted general and administrative expenses	$68,772	$73,495
__________
(1)    In 2024, non-recurring costs included the cost of various savings initiatives. In 2023, non-recurring costs included executive transition costs and workforce reduction costs in the first quarter, and costs related to the settlement of shareholder litigation in the third quarter.
Overall, management assesses the efficiency of our E&P operations by considering core E&P operating costs. The substantial majority of such costs is our lease operating expenses (“LOE”) which includes fuel gas, purchased power, labor, field office, vehicle, supervision, maintenance, tools and supplies, and workover expenses. A core component of our E&P operations in California is steam, which we use to lift heavy oil to the surface. The most significant cost component of generating steam is the fuel gas purchased to operate traditional steam generators and our cogeneration facilities.
The following table includes key components of our LOE as well as the gas purchase hedge effect of the fuel used in our steam generation. Energy LOE consists of the costs to generate the steam and electricity we produce and use in our operations and the power we purchase for our E&P operations. Non-energy LOE consists of all remaining LOE costs. Energy LOE - hedged includes the realized (cash settled) hedge effects on the fuel gas we purchase. LOE - hedged includes the realized (cash settled) hedge effects on our total LOE.

	Year Ended
	December 31, 2024		December 31, 2023
	(in thousands)	(per boe)	(in thousands)	(per boe)
Energy LOE - unhedged	$104,125	$11.21	$195,893	$21.16
Non-energy LOE	121,699	13.10	120,833	13.05
Lease operating expenses(1)	225,824	24.31	316,726	34.21
Gas purchase hedges - realized	24,400	2.63	(34,812)	(3.76)
Lease operating expenses - hedged	$250,224	$26.94	$281,914	$30.45

Energy LOE - unhedged	$104,125	$11.21	$195,893	$21.16
Gas purchase hedges - realized	24,400	2.63	(34,812)	(3.76)
Energy LOE - hedged	$128,525	$13.84	$161,081	$17.40
__________
(1) Lease operating expenses (“LOE”) is also referred to as LOE - unhedged.

Energy LOE - hedged and LOE - hedged are not complete measures of our operating costs. These are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Our management believes Energy LOE - hedged and LOE - hedged provide useful information in assessing our operating costs and results of operations and are used by the industry and the investment community. These measures also allow our management to more effectively evaluate our operating performance and compare the results between periods.
While Energy LOE - hedged and LOE - hedged are non-GAAP measures, the amounts included in the calculation of these measures were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, operating costs in accordance with GAAP and should not be considered as an alternative to, or more meaningful than cost measures calculated in accordance with GAAP. Our computations of Energy LOE - hedged and LOE - hedged may not be comparable to other similarly titled measures used by other companies. Energy LOE - hedged and LOE - hedged should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

CORPORATE HEADQUARTERS

16000 N. Dallas Pkwy.
Suite 500
Dallas, TX 75248
214.453.2920
www.bry.com
info@bry.com

Southwestern

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69163-P27577

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BERRY CORPORATION (BRY)

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect the six director nominees, each to serve a one-year term:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Fernando Araujo
02) Matthew Bob
03) Renée Hornbaker
04) Anne Mariucci
05) Rajath Shourie
06) James Trimble

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approve a non-binding resolution regarding the compensation of the Company's named executive officers for 2024 (say-on-pay).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date